Exhibit 1

200 | Westpac GROUP

2018 Pillar 3 Report

Incorporating the requirements of APS330

Proudly Supporting Australia

Westpac Banking Corporation
ABN 33 007 457 141

Pillar 3 report Table of contents

Structure of Pillar 3 report

Executive summary	3
Introduction	5
Risk appetite and risk types	6
Controlling and managing risk	7
Group structure	13
Capital overview	15
Leverage ratio	19
Credit risk management	21
Credit risk exposures	29
Credit risk mitigation	54
Counterparty credit risk	57
Securitisation	60
Market risk	70
Liquidity risk management	74
Liquidity coverage ratio	75
Net stable funding ratio	76
Operational risk	78
Equity risk	80
Interest Rate Risk in the Banking Book	82
Remuneration	84
Appendices
Appendix I – Regulatory capital reconciliation	91
Appendix II – Entities included in regulatory consolidation	97
Appendix III – Level 3 entities’ asset and liabilities	100
Appendix IV – Regulatory expected loss	101
Appendix V – APS330 quantitative requirements	102
Glossary	105
Disclosure regarding forward-looking statements	110

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority’s (APRA) implementation of Basel III.

Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report.  All references in this report to websites are inactive textual references and are for information only.

2 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Executive summary

	30 September 2018	31 March 2018	30 September 2017
The Westpac Group at Level 2
Common equity Tier 1 (CET1) capital after deductions $m	45,239	43,639	42,670
Risk weighted assets (RWA) $m	425,384	415,744	404,235
Common equity Tier 1 capital ratio %	10.63	10.50	10.56
Additional Tier 1 capital %	2.15	2.31	2.10
Tier 1 capital ratio %	12.78	12.81	12.66
Tier 2 capital %	1.96	2.02	2.16
Total regulatory capital ratio %	14.74	14.83	14.82
APRA leverage ratio %	5.84	5.75	5.66

Westpac’s common equity Tier 1 (CET1) capital ratio was 10.63% at 30 September 2018, up 13 basis points from 31 March 2018. The increase was principally due to 20 basis points of organic capital growth and conversion of some preference shares (14 basis point increase), with these items partially offset by regulatory measurement changes of 30 basis points for mortgage risk weights and operational risk RWA.

Organic capital generation of 20 basis points included:

●      Second Half 2018 cash earnings of $3.8 billion (90 basis point increase);

●      The 2018 interim dividend payment, net of DRP share issuance (68 basis point decrease);

●      Ordinary RWA (before FX movements and regulatory measurement changes) fell slightly, with growth being offset by improvements in credit quality (3 basis point increase); and

●      A 5 basis point reduction from other capital movements.

Other items, in aggregate, reduced the CET1 capital ratio by 7 basis points. Regulatory measurement changes impacting mortgages and operational risk RWA (30 basis point decrease) were mostly offset by the conversion of $566 million of convertible preference shares to ordinary shares (14 basis point increase), the exit of Hastings and reduction in equity investments in Ascalon (5 basis point increase) and foreign currency translation impacts (4 basis point increase).

$m	30 September 2018	31 March 2018	30 September 2017
Risk weighted assets
Credit risk	362,749	361,391	349,258
Market risk	6,723	7,406	8,094
Operational risk	39,113	30,866	31,229
Interest rate risk in the banking book	12,989	12,875	11,101
Other	3,810	3,206	4,553
Total RWA	425,384	415,744	404,235
Total Exposure at Default	1,021,926	1,013,355	990,853

Westpac Group September 2018 Pillar 3 report | 3

Pillar 3 report Executive summary

Risk Weighted Assets

Total RWA increased $9.6 billion this half:

▪     Credit risk RWA increased $1.4 billion or 0.4% from:

-                    Regulatory modelling updates to mortgage probability of default models increased mortgage RWA by $4.1 billion;

-                    Portfolio growth (mostly mortgages) added $1.5 billion to RWA;

-                    Credit quality improvements, mainly for mortgages, decreased RWA by $3.4 billion;

-                    Foreign currency translation impacts, mainly related to NZ$ lending, decreased RWA by $0.4 billion; and

-                    Decrease in mark-to-market related credit risk RWA of $0.4 billion.

▪       Non-credit RWA increased $8.2 billion or 15.2%, mostly from a $7.5 billion increase in operational risk RWA as we introduced a model overlay to approximate the standardised approach.

Exposure at Default

Over the half, exposure at default (EAD) increased $8.6 billion (up 0.8%), primarily due to growth in residential mortgage exposures of $5.7 billion and sovereign exposures associated with liquid assets of $2.7 billion.

Leverage Ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure1. At 30 September 2018, Westpac’s leverage ratio was 5.8%, up 9 basis points since 31 March 2018.

Liquidity Coverage Ratio (LCR)

The LCR requires banks to hold sufficient high-quality liquid assets (HQLA), as defined in APS210 Liquidity, to withstand 30 days under a regulatory-defined acute stress scenario.

Westpac’s LCR as at 30 September 2018 was 133% (31 March 2018: 134%) and the average LCR for the quarter ending 30 September 2018 was 131%2.

Net Stable Funding Ratio (NSFR)

Westpac is required to maintain a NSFR, designed to encourage longer-term funding resilience, of at least 100%. The NSFR came into effect for Australian ADIs on 1 January 2018. Westpac had a NSFR of 114% at 30 September 2018 (31 March 2018: 112%). Improvement in the ratio since 31 March 2018 mainly reflects growth in customer deposits and higher capital balances.

1  As defined under Attachment D of APS110: Capital Adequacy

2  Calculated as a simple average of the daily observations over the 30 September 2018 quarter.

4 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by APRA. APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s capital adequacy as at 30 September 2018.

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

•      Capital instruments under Attachment B of APS330; and

•      The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

Capital instruments disclosures are updated when:

•      A new capital instrument is issued that will form part of regulatory capital; or

•      A capital instrument is redeemed, converted into CET1 capital, written off, or its terms and conditions are changed.

[1] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

Westpac Group September 2018 Pillar 3 report | 5

Pillar 3 Report Risk appetite and risk types

The Westpac Group’s vision is to be one of the world’s great service companies, helping our customers, communities and people to prosper and grow.

The Westpac Group’s appetite for risk is informed by our planned business strategy, regulatory rules and ratios, and the potential for adverse outcomes to result in material impacts on our customers, our staff, our reputation, our regulatory relationships and our financial position.

The Westpac Group distinguishes between different types of risk and takes an integrated approach toward identifying, assessing and managing all risks including through the annual review of the Westpac Group Risk Management Strategy and the establishment of additional controls through supporting frameworks and policies.

Overview of key risk types

•      credit risk - the risk of financial loss where a customer or counterparty fails to meet their financial obligations to the Group;

•      liquidity risk - the risk that the Group will be unable to fund assets and meet obligations as they become due;

•      market risk - the risk of an adverse impact on earnings resulting from changes in market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book - the risk to interest income from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities;

•      operational risk - the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition is aligned to the regulatory (Basel II) definition, including legal and regulatory risk but excluding strategic risk;

•      conduct risk - the risk that the provision of our services and products results in unsuitable or unfair outcomes for our stakeholders or undermines market integrity;

•      compliance risk - the risk of legal or regulatory sanction, financial or reputational loss, arising from our failure to abide by the compliance obligations required of us;

•      business risk - the risks arising from our strategic objectives and business plans;

•      sustainability risk - the risk of reputational or financial loss due to failure to recognise or address material existing or emerging sustainability related environmental, social or governance issues;

•      equity risk - the potential for financial loss arising from movements in equity values. Equity risk may be direct, indirect or contingent;

•      insurance risk - the risk in our insurance entities of claims costs being greater than expected, due to a failure in product design, underwriting, reinsurance arrangements or an increase in severity and frequency of insured events;

•      related entity (contagion) risk - the risk that problems arising in other Westpac Group members compromise the financial and operational position of the authorised deposit-taking institution in the Westpac Group; and

•      reputation risk - the risk of the loss of reputation, stakeholder confidence, or public trust and standing.

6 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Controlling and managing risk

We have adopted a Three Lines of Defence approach to risk management which reflects our culture of ‘risk is everyone’s business’ in which all employees are responsible for identifying and managing risk and operating within the Group’s desired risk profile. Effective risk management enables us to:

●     accurately measure our risk profile and balance risk and reward within our risk appetite, optimising financial growth opportunities and mitigating potential loss or damage;

●     protect Westpac Group’s depositors, policyholders and investors by maintaining a balance sheet with sound credit quality and buffers over regulatory minimums;

●     deliver suitable, fair and clear outcomes for our customers that support market integrity;

●     embed adequate controls to guard against excessive risk or undue risk concentration; and

●     meet our regulatory and compliance obligations.

The Board is responsible for approving the Westpac Group Risk Management Strategy and Westpac Group Risk Appetite Statement and for monitoring the effectiveness of risk management by the Westpac Group.

The Board has delegated to the Board Risk & Compliance Committee responsibility to review and recommend the Westpac Group Risk Management Strategy and Westpac Group Risk Appetite Statement to the Board for approval; set risk appetite consistent with the Westpac Group Risk Appetite Statement; approve frameworks, policies and processes for managing risk (consistent with the Westpac Group Risk Management Strategy and Westpac Group Risk Appetite Statement); and review and, where appropriate, approve risks beyond the approval discretion provided to management.

Risk management governance structure

Board	● approves our overall Westpac Group Risk Management Strategy and the Westpac Group Risk Appetite Statement; and ● makes annual declaration to APRA on risk management.
Board Risk & Compliance Committee (BRCC)

●     reviews and recommends the Risk Management Strategy and Westpac Group Risk Appetite Statement to the Board for approval;

●     reviews and monitors the risk profile and controls of the Group consistent with the Westpac Group Risk Appetite Statement;

●     reviews and approves the frameworks, policies and processes for managing risk;

●     reviews and approves the limits and conditions that apply to credit risk approval authority delegated to the Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Risk Officer (CRO) and any other officers of the Westpac Group to whom the Board has delegated credit approval authority;

●     monitors the alignment of the Westpac Group’s risk profile and controls with risk appetite, and oversees the identification, management and reporting of our risks inherent in the Westpac Group’s operations;

●     monitors changes anticipated for the economic and business environment including consideration of emerging risks, and other factors considered relevant to our risk profile and risk appetite;

●     assists the Board to make its annual declaration to APRA on risk management under APRA prudential standard CPS220 Risk Management;

●     reviews and where appropriate approves risks beyond the approval discretion provided to management; and

●     assists the Board to oversee compliance management within the Group.

From the perspective of specific types of risk, the Board Risk & Compliance Committee’s role includes:

●     credit risk – approving key policies and limits supporting the Credit Risk Management Framework, and monitoring the risk profile, performance and management of our credit portfolio;

●     liquidity risk – approving key policies and limits supporting the Liquidity Risk Management Framework, including our annual funding strategy, recovery and resolution plans and monitoring the liquidity position and requirements;

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Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

●     market risk – approving key policies and limits supporting the Market Risk Management Framework, including, but not limited to, the Value at Risk limits and Net Interest Income at Risk limits and monitoring the market risk profile;

●     operational risk – approving key policies supporting both the Operational Risk Management Framework and the Financial Crime Risk Management Framework, and monitoring the performance of operational and financial crime risk management and controls;

●     conduct risk – reviewing and approving the Westpac Group Conduct Framework and reviewing and monitoring the performance of conduct risk management and controls;

●     reputation risk – reviewing and approving the Reputation Risk Management Framework, and reviewing and monitoring the performance of reputation risk management and controls; and

●     compliance risk – reviewing and approving the Westpac Group Compliance Risk Management Framework and reviewing compliance processes and our compliance with applicable laws, regulations and regulatory requirements, discussing with management and the external auditor any material correspondence with regulators or government agencies and any published reports that raise material issues and reviewing complaints and whistleblower concerns.

The Board Risk & Compliance Committee also:

●     oversees and approves the Internal Capital Adequacy Assessment Process and in doing so reviews the outcomes of Westpac Group stress testing, sets the target capital ranges for regulatory capital and reviews and monitors capital levels for consistency with the Westpac Group’s risk appetite;

●     provides relevant periodic assurances and reports (as appropriate) to the Board Audit Committee;

●     reviews and approves other risk management frameworks[1] and the monitoring of performance under those frameworks (as appropriate);

●     forms a view on Westpac Group’s risk culture and oversees the identification of, and steps taken to address, any desirable changes to risk culture and periodically reports to the Board;

●     refers to the Board or any other Board Committees any matters that come to the attention of the Board Risk & Compliance Committee that are relevant for the Board or the respective Board Committees; and

●      in its capacity as the Westpac Group’s US Risk Committee, oversees the key risks, risk management framework and policies of Westpac Group’s US operations.

Board Committees with a Risk Focus

Board Audit Committee (BAC)

●     oversees the integrity of financial statements and financial reporting systems and matters relating to taxation risks.

Board Remuneration Committee (BRC)

●     oversees remuneration policies and practices of the Westpac Group, in the context that these policies and practices reflect Westpac’s risk management framework, including making recommendations to the Board for the reduction or lapsing of incentive based equity grants to employees as a result of risk or compliance failures.

Board Technology Committee (BTC)

●     oversees the implementation of the Westpac Group’s technology strategy, including risks associated with major technology programs.

[1]   Additional frameworks include the Sustainability Risk Management Framework, Equity Risk Management Framework, Related Entity Risk Management Framework, Financial Crime Risk Management Framework, and Insurance Risk Management Framework.

8 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

Executive Team

Westpac Executive Team (ET)

●     executes the Board-approved strategy;

●     delivers the Westpac Group’s various strategic and performance goals within the approved risk appetite; and

●     monitors key risks within each business unit, capital adequacy and the Westpac Group’s reputation.

Executive risk committees

Westpac Group Executive Risk Committee (RISKCO)

●     leads the management and oversight of material risks across the Westpac Group within the context of the risk appetite approved by the Board;

●     oversees the embedding of the Risk Management Strategy in the Group’s approach to risk governance;

●     oversees risk-related management frameworks and key supporting policies;

●     oversees the Group’s material risks;

●     oversees reputation risk and sustainability risk management frameworks, compliance and conduct management frameworks and key supporting policies; and

●     identifies emerging credit, operational, compliance and market risks and allocates responsibility for assessing impacts and implementing appropriate actions to address these.

Westpac Group Asset & Liability Committee (ALCO)

●     leads the optimisation of funding and liquidity risk-reward across the Group;

●     reviews the level and quality of capital to ensure that it is commensurate with the Group’s risk profile, business strategy and risk appetite;

●     oversees the Liquidity Risk Management Framework and key policies;

●     oversees the funding and liquidity risk profile and balance sheet risk profile; and

●     identifies emerging funding and liquidity risks and appropriate actions to address these.

Westpac Group Credit Risk Committee (CREDCO)

●     leads the optimisation of credit risk-reward across the Group;

●     reviews and oversees the Credit Risk Management Framework and key supporting policies;

●     oversees Westpac’s credit risk profile; and

●     identifies emerging credit risks, allocates responsibility for assessing impacts, and responds as appropriate.

Westpac Group Market Risk Committee (MARCO)

●     leads the optimisation of market, equity and insurance risk across the Group;

●     reviews and oversees the Market Risk, Equity Risk and Insurance Risk Management Frameworks and key market risk management policies;

●     reviews policies and limits for managing traded and non-traded market risk; and

●     reviews and oversees the market risk, equity risk and insurance risk profile.

Westpac Group September 2018 Pillar 3 report | 9

Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

Westpac Group Operational Risk and Financial Crime Committee (OFCO)

●     leads the optimisation of operational risk across the Group;

●     reviews and oversees the Operational Risk and Financial Crime Risk Management Frameworks and key supporting policies;

●     oversees Westpac’s operational risk and financial crime risk profile; and

●     identifies emerging operational and financial crime risks, and appropriate actions to address these.

Westpac Group Remuneration Oversight Committee (ROC)

●     provides assurance that the remuneration arrangements across the Group are considered from a Human Resources, Risk, Finance, Legal and Compliance perspective in line with external requirements;

●     reviews and makes recommendations to the CEO for recommendation to the BRC on the Westpac Group Remuneration Policy and provides assurance that remuneration arrangements across the Group encourage behaviour that supports Westpac’s long-term financial soundness and the Risk Management Framework;

●     reviews and monitors the remuneration arrangements (other than for Group Executives) for Responsible Persons (as defined in the Group Fit and Proper Policy), risk and financial control employees, and all other employees for whom a significant portion of total remuneration is based on performance and whose activities, either individually or collectively, may affect the financial soundness of Westpac; and

●     reviews and recommends to the CEO for recommendation to the BRC the criteria and rationale for determining the total quantum of the Group variable reward pool.

Risk and Compliance functions

Risk Function

●     assists the Board, Board Committees and senior management to establish, maintain and review the Risk Management Strategy, supporting risk management frameworks and policies and risk appetite;

●     documents and monitors risk appetite across all risk types and classes (including financial crime), risk limits and authorities;

●     notifies the Board or Board Committees of any significant breach, or material deviation from the Risk Management Strategy, supporting risk management frameworks and policies or risk appetite;

●     monitors and provides advice on risk policies, procedures, incidents and issues including emerging risk issues;

●     monitors and provides assurance including testing risk controls as the 2nd Line of Defence;

●     monitors and maintains the required resources and capabilities (including Risk systems and Risk data) to support the Risk Management Strategy; and

●     oversees the management of credit risk and making credit decisions in accordance with delegations from the Board.

Compliance Function

●     assists the Board, Board Committees and senior management to establish, maintain and review the Compliance Management Framework;

●     designs, implements and monitors key compliance processes and controls in support of the Compliance Management Framework;

10 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

●     provides independent advice on the design, implementation, operating effectiveness and monitoring of controls to ensure compliance with internal, regulatory and legislative requirements;

●     directs the review and development of compliance policies, compliance plans, controls and procedures;

●     reports on the performance of the Compliance Management Framework; and

●     maintains resources with the skills and tools required to fulfill their compliance responsibilities and supports the strategy.

Independent internal review	Group Audit ● reviews the adequacy and effectiveness of management controls over risk.
Divisional business units

Business Units

●     responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies; and

●     establish and maintain appropriate risk management and compliance controls, resources and self-assessment processes.

Westpac Group September 2018 Pillar 3 report | 11

Pillar 3 report Controlling and managing risk

Roles and responsibilities

Our approach to risk management is that ‘risk is everyone’s business’ and that responsibility and accountability for risk begins with the business units that originate the risk.

The 1st Line of Defence – Risk identification, risk management and self-assessment

Divisional business units are responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies. They are required to establish and maintain appropriate risk management controls, resources and self-assessment processes.

The 2nd Line of Defence – Establishment of risk management frameworks and policies and risk management oversight

Risk and compliance advisory, control assurance, and monitoring functions establish frameworks, policies, limits, and processes for the management, monitoring, and reporting of risk. The 2nd Line evaluates and provides assurance over the adequacy and effectiveness of 1st Line controls and application of frameworks and policies and monitors the 1st Line’s progress toward remediation of identified deficiencies. The 2nd Line can also approve certain risks outside the authorities granted to the 1st Line.

The 3rd Line of Defence – Independent assurance

Group Audit is an independent assurance function that evaluates and opines on the adequacy and effectiveness of both 1st and 2nd Line risk management approaches and tracks remediation progress, with the aim of providing the Board, and senior executives with comfort that the Group’s governance, risk management and internal controls are operating effectively.

Our overall risk management approach is summarised in the following diagram:

12 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Group Structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

●     Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

●     Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

●     Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

●     insurance;

●     acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

●     non-financial (commercial) operations; or

●     special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1 APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.
[2] Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.
[3] Refer to Note 35 of Westpac’s 2018 Annual Report for further details.

Westpac Group September 2018 Pillar 3 report | 13

Pillar 3 report Group structure

Subsidiary banking entities

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. Other subsidiary banking entities in the Group include Westpac Bank-PNG-Limited and Westpac Europe Limited. For the purposes of determining Westpac’s capital adequacy subsidiary banking entities are consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities1. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This limit structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

On 15 November 2017, the RBNZ advised WNZL of changes to its conditions of registration resulting from its review of WNZL’s compliance with the RBNZ’s ‘Capital Adequacy Framework (Internal Models Based Approach) (BS2B). The changes to WNZL’s conditions of registration came into effect on 31 December 2017 and increase the minimum Total Capital ratio, Tier 1 Capital ratio and Common Equity Tier 1 Capital ratio of WNZL and its controlled entities by 2%. WNZL has also undertaken to the RBNZ to maintain the Total Capital ratio of WNZL and its controlled entities above 15.1%. WNZL and its controlled entities retain an appropriate amount of capital to comply with the increased minimum ratios.

[1]  For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

14 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Capital overview

Capital Structure

This table shows Westpac’s capital resources under APS111 Capital Adequacy: Measurement of Capital.

	30 September	31 March	30 September
$m	2018	2018	2017

Common equity Tier 1 capital
Paid up ordinary capital	36,054	35,168	34,889
Treasury shares	(507)	(506)	(436)
Equity based remuneration	1,441	1,414	1,356
Foreign currency translation reserve	(379)	(522)	(558)
Accumulated other comprehensive income	(11)	(14)	15
Non-controlling interests - other	55	50	54
Retained earnings	27,883	27,122	26,100
Less retained earnings in life and general insurance, funds management and securitisation entities	(1,218)	(1,238)	(1,153)
Deferred fees	258	254	253
Total common equity Tier 1 capital	63,576	61,728	60,520
Deductions from common equity Tier 1 capital
Goodwill (excluding funds management entities)	(8,644)	(8,656)	(8,670)
Deferred tax assets	(1,169)	(1,116)	(1,110)
Goodwill in life and general insurance, funds management and securitisation entities	(942)	(1,032)	(1,065)
Capitalised expenditure	(1,838)	(1,867)	(1,913)
Capitalised software	(1,792)	(1,628)	(1,603)
Investments in subsidiaries not consolidated for regulatory purposes	(1,567)	(1,532)	(1,589)
Regulatory expected loss in excess of eligible provisions[1]	(1,312)	(1,192)	(861)
General reserve for credit losses adjustment	(356)	(339)	(332)
Securitisation	-	-	-
Equity investments	(570)	(680)	(679)
Defined benefit superannuation fund surplus	(78)	-	-
Regulatory adjustments to fair value positions	(68)	(46)	(27)
Other Tier 1 deductions	(1)	(1)	(1)
Total deductions from common equity Tier 1 capital	(18,337)	(18,089)	(17,850)
Total common equity Tier 1 capital after deductions	45,239	43,639	42,670
Additional Tier 1 capital
Basel III complying instruments	9,144	9,041	7,315
Basel III transitional instruments	-	566	1,190
Total Additional Tier 1 capital	9,144	9,607	8,505
Net Tier 1 regulatory capital	54,383	53,246	51,175

Tier 2 capital
Basel III complying instruments	8,025	8,102	7,375
Basel III transitional instruments	486	473	1,526
Eligible general reserve for credit loss	54	55	51
Basel III transitional adjustment	-	-	-
Total Tier 2 capital	8,565	8,630	8,952
Deductions from Tier 2 capital
Investments in subsidiaries not consolidated for regulatory purposes	(140)	(140)	(140)
Holdings of own and other financial institutions Tier 2 capital instruments	(93)	(83)	(77)
Total deductions from Tier 2 capital	(233)	(223)	(217)
Net Tier 2 regulatory capital	8,332	8,407	8,735
Total regulatory capital	62,715	61,653	59,910

1 An explanation of the relationship between this deduction, regulatory expected loss and provisions for impairment charges is contained in Appendix IV.

Westpac Group September 2018 Pillar 3 report | 15

Pillar 3 report Capital overview

Capital management strategy

Westpac’s approach to capital management seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

●      the development of a capital management strategy, including consideration of regulatory minimums, capital buffers and contingency plans;

●     consideration of both economic and regulatory capital requirements;

●      a stress testing framework that challenges the capital measures, coverage and requirements including the impact of adverse economic scenarios; and

●     consideration of the perspectives of external stakeholders including rating agencies and equity and debt investors.

In light of APRA’s announcement on ‘unquestionably strong’ capital benchmarks on 19 July 2017, Westpac will seek to operate with a CET1 capital ratio of at least 10.5% in March and September as measured under the existing capital framework. This also takes into consideration:

●          current regulatory capital minimums and the capital conservation buffer (“CCB”), which together are the total CET1 requirement. In line with the above, the total CET1 requirement for Westpac is at least 8.0%, based upon an industry minimum CET1 requirement of 4.5% plus a capital buffer of at least 3.5% applicable to domestic systemically important banks (D-SIBs)1;

●     stress testing to calibrate an appropriate buffer against a downturn; and

●     quarterly volatility of capital ratios due to the half yearly cycle of ordinary dividend payments.

Should the CET1 ratio fall below the total CET1 requirement restrictions on the distribution of earnings will apply. This includes restrictions on the amount of earnings that can be distributed through dividends, Additional Tier 1 capital distributions and discretionary staff bonuses.

Westpac will revise its target capital level once APRA finalises its review of the capital adequacy framework.

Westpac’s capital adequacy ratios

%	30 September 2018	31 March 2018	30 September 2017
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	10.6	10.5	10.6
Additional Tier 1 capital	2.2	2.3	2.1
Tier 1 capital ratio	12.8	12.8	12.7
Tier 2 capital	1.9	2.0	2.1
Total regulatory capital ratio	14.7	14.8	14.8

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	10.5	10.4	10.4
Additional Tier 1 capital	2.3	2.4	2.2
Tier 1 capital ratio	12.8	12.8	12.6
Tier 2 capital	2.0	2.1	2.4
Total regulatory capital ratio	14.8	14.9	15.0

Westpac New Zealand Limited’s capital adequacy ratios

%	30 September 2018	31 March 2018	30 September 2017
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	11.7	11.8	11.1
Additional Tier 1 capital	2.8	2.8	2.9
Tier 1 capital ratio	14.5	14.6	14.0
Tier 2 capital	2.1	2.0	2.1
Total regulatory capital ratio	16.6	16.6	16.1

[1] Noting that APRA may apply higher CET1 requirements for an individual ADI.
16 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. Westpac’s approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

30 September 2018	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	69,584	1,807	71,391	5,711
Business lending	35,417	1,052	36,469	2,918
Sovereign	1,644	962	2,606	208
Bank	6,606	57	6,663	533
Residential mortgages	132,734	5,460	138,194	11,056
Australian credit cards	6,313	-	6,313	505
Other retail	13,777	993	14,770	1,182
Small business	16,329	-	16,329	1,306
Specialised lending	57,043	447	57,490	4,599
Securitisation	5,918	-	5,918	473
Mark-to-market related credit risk[3]	-	6,606	6,606	528
Total	345,365	17,384	362,749	29,019
Market risk			6,723	538
Operational risk			39,113	3,129
Interest rate risk in the banking book			12,989	1,039
Other assets[4]			3,810	305
Total			425,384	34,030

31 March 2018	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	71,590	1,861	73,451	5,876
Business lending	34,872	996	35,868	2,869
Sovereign	1,536	841	2,377	190
Bank	6,253	46	6,299	504
Residential mortgages	129,748	5,470	135,218	10,817
Australian credit cards	6,553	-	6,553	524
Other retail	14,056	1,013	15,069	1,205
Small business	16,017	-	16,017	1,281
Specialised lending	57,239	412	57,651	4,612
Securitisation	5,869	-	5,869	470
Mark-to-market related credit risk[3]	-	7,019	7,019	562
Total	343,733	17,658	361,391	28,911
Market risk			7,406	592
Operational risk			30,866	2,469
Interest rate risk in the banking book			12,875	1,030
Other assets[4]			3,206	256
Total			415,744	33,258

[1]      Total capital required is calculated as 8% of total risk weighted assets.

[2]      Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]      Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]      Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac Group September 2018 Pillar 3 report | 17

Pillar 3 report Capital overview

30 September 2017	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	71,160	1,663	72,823	5,826
Business lending	34,638	1,036	35,674	2,854
Sovereign	1,505	960	2,465	197
Bank	5,905	89	5,994	480
Residential mortgages	127,825	4,785	132,610	10,609
Australian credit cards	5,665	-	5,665	453
Other retail	13,250	1,028	14,278	1,142
Small business	11,708	-	11,708	937
Specialised lending	57,081	385	57,466	4,597
Securitisation	4,167	-	4,167	333
Mark-to-market related credit risk[3]	-	6,408	6,408	513
Total	332,904	16,354	349,258	27,941
Market risk			8,094	648
Operational risk			31,229	2,498
Interest rate risk in the banking book			11,101	888
Other assets[4]			4,553	364
Total			404,235	32,339

[1]      Total capital required is calculated as 8% of total risk weighted assets.

[2]      Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]      Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]      Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

18 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Leverage ratio

Leverage ratio

The following table summarises Westpac’s leverage ratio at 30 September 2018. This has been determined using APRA’s definition of the leverage ratio as specified in APS110 Capital Adequacy.

$ billion	30 September 2018	30 June 2018	31 March 2018	31 December 2017
Tier 1 Capital	54.4	52.6	53.2	50.0
Total Exposures	931.1	935.1	925.2	909.7
Leverage ratio	5.8%	5.6%	5.8%	5.5%

Leverage ratio disclosure

$m		30 September 2018
On-balance sheet exposures
1	On-balance sheet items (excluding derivatives and securities financing transactions (SFTs), but including collateral)	845,181
2	(Asset amounts deducted in determining Tier 1 capital)	(18,337)
3	Total on-balance sheet exposures (excluding derivatives and SFTs) (sum of rows 1 and 2)	826,844

Derivative exposures
4	Replacement cost associated with all derivatives transactions (i.e. net of eligible cash variation margin)	10,370
5	Add-on amounts for potential future credit exposure (PFCE) associated with all derivatives transactions	16,617
6	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the Australian Accounting Standards	-
7	(Deductions of receivables assets for cash variation margin provided in derivatives transactions)	(3)
8	(Exempted central counterparty (CCP) leg of client-cleared trade exposures)	-
9	Adjusted effective notional amount of written credit derivatives	6,491
10	(Adjusted effective notional offsets and add-on deductions for written credit derivatives)	(6,325)
11	Total derivative exposures (sum of rows 4 to 10)	27,150
SFT exposures
12	Gross SFT assets (with no recognition of netting), after adjusting for sales accounting transactions	1,379
13	(Netted amounts of cash payables and cash receivables of gross SFT assets)	-
14	Counterparty credit risk exposure for SFT assets	4
15	Agent transaction exposures	-
16	Total SFT exposures (sum of rows 12 to 15)	1,383
Other off-balance sheet exposures
17	Off-balance sheet exposure at gross notional amount	202,128
18	(Adjustments for conversion to credit equivalent amounts)	(126,376)
19	Other off-balance sheet exposures (sum of rows 17 and 18)	75,752
Capital and total exposures
20	Tier 1 Capital	54,383
21	Total exposures (sum of rows 3, 11, 16 and 19)	931,129

Leverage ratio %
22	Leverage ratio	5.8%

Westpac Group September 2018 Pillar 3 report | 19

Pillar 3 report Leverage ratio

Summary comparison of accounting assets versus leverage ratio exposure measure

$m		30 September 2018
1	Total consolidated assets as per published financial statements	879,592
2	Adjustment for investments in banking, financial, insurance or commercial entities that are consolidated for accounting purposes but outside the scope of regulatory consolidation	(8,931)
		-
3	Adjustment for assets held on the balance sheet in a fiduciary capacity pursuant to the Australian Accounting Standards but excluded from the leverage ratio exposure measure	-
		-
4	Adjustments for derivative financial instruments	3,049
5	Adjustment for SFTs (i.e. repos and similar secured lending)	4
6	Adjustment for off-balance sheet exposures (i.e. conversion to credit equivalent amounts of off-balance sheet exposures)	75,752
		-
7	Other adjustments	(18,337)
8	Leverage ratio exposure	931,129

20 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk management

Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Westpac maintains a credit risk management framework and a number of supporting policies, processes and controls governing the assessment, approval and management of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures.

Structure and organisation

The Chief Risk Officer (CRO) is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. Authorised credit officers have delegated authority to approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. Our largest exposures are approved by our most experienced authorised credit officers. Line business management is responsible for managing credit risks accepted in their business and for managing risk adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies.

Credit risk management framework and policies

Westpac maintains a credit risk management framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls.

The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features and uses of rating outcomes.

Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries. In addition, we have policies covering risk appetite statements, environmental, social and governance (ESG) risk, credit risks and the delegation of credit approval authorities.

At the divisional level, credit manuals embed the Group’s framework requirements for application in line businesses. These manuals include policies covering the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary.

Credit approval limits govern the extension of credit and represent the formal delegation of credit approval authority to responsible individuals throughout the organisation.

Westpac Group September 2018 Pillar 3 report | 21

Pillar 3 report Credit risk management

Approach

Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and the product.

Transaction-managed approach

For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the ‘transaction-managed’ approach). Such customers are assigned a customer risk grade (CRG) representing Westpac’s estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table below) are mapped to Moody’s and Standard & Poor’s (S&P) external senior ranking unsecured ratings. This mapping is reviewed annually and allows Westpac to integrate the rating agencies’ default history with internal historical data when calculating PDs.

The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are approved by authorised Credit Officers who are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Authorised Credit Officer decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority. Separate teams are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These teams also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

Mapping of Westpac risk grades

The table below shows the current alignment between Westpac’s CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor’s rating	Moody’s rating

A	AAA to AA–	Aaa to Aa3
B	A+ to A–	A1 to A3
C	BBB+ to BBB–	Baa1 to Baa3
D	BB+ to B+	Ba1 to B1
Westpac Rating
E	Watchlist
F	Special mention
G	Substandard/default
H	Default

For Specialised Lending Westpac maps exposures to the appropriate supervisory slot based on an assessment that takes into account borrower strength and security quality, as required by APS 113.

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the ‘program-managed’ approach). Program-managed exposure to a consumer customer may exceed $1 million. Business customer exposures may be program managed for exposure up to $3 million. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. The scorecard outcomes and decisions are regularly monitored and validated against subsequent customer performance and scorecards are recalibrated or rebuilt when required. For capital estimation and other purposes, risk-based customer segments are created based upon modelled expected PD, Exposure At Default (EAD) and LGD. Accounts are then assigned to respective segments based on customer and account characteristics. Each segment is assigned a quantified measure of its PD, LGD and EAD.

For both transaction-managed and program-managed approaches, CRGs, PDs and LGDs are reviewed at least annually.

22 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk management

Mapping of Basel categories to Westpac portfolios

APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk, states that under the Advanced IRB approach to credit risk, an ADI must categorise banking book exposures into six broad IRB asset classes and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement. Standardised and Securitised portfolios are subject to treatment under APS112 Capital Adequacy: Standardised Approach to Credit Risk and APS120 Securitisation respectively.

APS Asset Class	Sub-asset class	Westpac category	Segmentation criteria
Corporate	Corporate	Corporate	All transaction-managed customers not elsewhere classified where annual turnover exceeds $50 million[1].

	SME Corporate	Business Lending	All transaction-managed customers not elsewhere classified where annual turnover is $50 million or less.

	Project Finance	Specialised Lending-Project Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from the revenue generated by a completed project (e.g. infrastructure such as toll roads or railways).

	Income-producing Real Estate	Specialised Lending- Property Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from either the sale of a property development or income produced by one or more investment properties[2].

Sovereign		Sovereign	Applied to transaction-managed exposures backed by governments.

Bank		Bank	Applied to transaction-managed exposures to deposit-taking institutions and foreign equivalents.

Residential Mortgage		Residential Mortgages	Exposures secured by residential mortgages not elsewhere classified.

Qualifying Revolving Retail		Australian Credit Cards	Program-managed credit cards with low volatility in loss rates. The New Zealand cards portfolio is not eligible for Qualifying Revolving Retail treatment and is classified in Other Retail.

Other Retail		Small Business	Program-managed business lending exposures under $1 million where complex products are not utilised by the customer.

		Other Retail	All other program-managed lending to retail customers, including New Zealand credit cards.

[1] Includes all NZ agribusiness loans, regardless of turnover.
[2] Excludes large diversified property groups and property trusts, which appear in the Corporate asset class.

Westpac Group September 2018 Pillar 3 report | 23

Pillar 3 report Credit risk management

Mapping of Credit risk approach to Basel categories and exposure types

Approach	APS asset class	Types of exposures

Transaction-Managed Portfolios	Corporate Sovereign Bank	Direct lending Contingent lending Derivative counterparty Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations

Program-Managed Portfolios
	Residential mortgage	Mortgages Equity access loans

	Qualifying revolving retail	Australian credit cards

	Other retail	Personal loans Overdrafts New Zealand credit cards Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

●     Business unit representatives recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies. Each CRG is associated with an estimated PD;

●     Authorised credit officers evaluate the recommendations and approve the final CRG and facility LGDs. Authorised credit officers may override line business unit recommendations;

●     An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process; and

●     Authorised credit officers’ decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority.

For on-going exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur.

No material deviations from the reference definition of default are permitted.

Internal ratings process for program-managed portfolios

The process for assigning PDs, LGDs and EADs to the program-managed portfolio involves dividing the portfolio into a number of pools per product. These pools are created by analysing similar risk characteristics that have historically predicted that an account is likely to go into default.

No material deviations from the reference definition of default are permitted.

Internal credit risk ratings system

In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described below:

Economic capital - Westpac calculates economic capital for all exposures. Economic capital includes both credit and non-credit components. Economic credit capital is calculated using a framework that considers estimates of PD, LGD, EAD, total committed exposure and loan tenor, as well as measures of portfolio composition not reflected in regulatory capital formulae.

Provisioning - Impairment provisions are held by Westpac to cover credit losses that are incurred in the loan portfolio. Provisioning includes both individual and collective components. Individual provisions are calculated on impaired loans taking into account management’s best estimate of the present value of future cashflows.

24 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk management

Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, emergence periods, level of arrears and recent past experience.

Risk-adjusted performance measurement - Business performance is measured using allocated capital, which incorporates charges for economic capital and regulatory capital, including credit capital and capital for other risk types.

Pricing - Westpac prices loans to produce an acceptable return on the capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs.

Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities.

Control mechanisms for the credit risk rating system include:

●     Westpac’s credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions;

●     All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policy;

●     Specific credit risk estimates (including PD, LGD and EAD levels) are overseen, reviewed annually and supported by the Credit Risk Estimates Committee (a sub-committee of CREDCO) for approval by General Manager, Risk Analytics and Insights;

●     Credit Risk Assurance undertake an independent annual end-to-end technical and operational review of the overall process; and

●     CREDCO, RISKCO and BRCC monitor the risk profile, performance and management of Westpac’s credit portfolio and the development and review of key credit risk policies.

Risk reporting

A comprehensive report on Westpac’s credit risk portfolio is provided to CREDCO, RISKCO and BRCC quarterly. It details the current level of impairment losses, stressed exposures, delinquency trends, provisions, impaired assets and key performance metrics. It also reports on portfolio concentrations and large exposures.

Credit risk and asset quality are also reported to the Board each month, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

Westpac Group September 2018 Pillar 3 report | 25

Pillar 3 report Credit risk management

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2018	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	128,819	69,584	552	471	112	54	22
Business lending	53,853	35,417	657	442	294	173	99
Sovereign	79,030	1,644	2	2	-	-	-
Bank	23,648	6,606	8	8	-	-	-
Residential mortgages	553,358	132,734	1,272	1,048	309	103	89
Australian credit cards	19,639	6,313	358	304	87	50	273
Other retail	17,114	13,777	604	465	284	137	332
Small business	33,221	16,329	453	339	165	77	112
Specialised Lending	67,430	57,043	836	588	141	47	20
Securitisation	27,648	5,918	-	-	-	-	-
Standardised[2]	18,166	17,384	-	-	24	12	1
Total	1,021,926	362,749	4,742	3,667	1,416	653	948

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2018	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	129,865	71,590	585	455	164	94	-
Business lending	53,750	34,872	623	415	317	176	26
Sovereign	76,316	1,536	1	1	-	-	-
Bank	23,866	6,253	8	8	-	-	-
Residential mortgages	547,681	129,748	1,206	998	310	98	47
Australian credit cards	19,640	6,553	371	319	95	47	134
Other retail	17,695	14,056	607	472	290	135	173
Small business	32,904	16,017	443	329	169	77	52
Specialised Lending	66,993	57,239	855	609	167	60	1
Securitisation	26,562	5,869	-	-	-	-	-
Standardised[2]	18,083	17,658	-	-	23	12	1
Total	1,013,355	361,391	4,699	3,606	1,535	699	434

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2017	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	126,747	71,160	594	458	215	93	384
Business lending	52,525	34,638	637	417	307	166	150
Sovereign	71,471	1,505	1	1	-	-	-
Bank	21,142	5,905	7	7	-	-	-
Residential mortgages	542,687	127,825	1,173	968	271	105	87
Australian credit cards	19,723	5,665	298	227	108	55	330
Other retail	17,929	13,250	527	380	296	139	395
Small business	27,421	11,708	300	191	118	51	73
Specialised Lending	67,109	57,081	849	600	208	94	68
Securitisation	26,712	4,167	-	-	-	-	-
Standardised[2]	17,387	16,354	-	-	19	11	1
Total	990,853	349,258	4,386	3,249	1,542	714	1,488

[1] Includes regulatory expected losses for defaulted and non-defaulted exposures.
[2] Includes mark-to-market related credit risk.

26 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk management

Loan impairment provisions

Provisions for loan impairment losses represent management’s best estimate of the losses incurred in the loan portfolios as at the balance date. There are two components of Westpac’s loan impairment provisions: individually assessed provisions (IAPs) and collectively assessed provisions (CAPs).

In determining IAPs, relevant considerations that have a bearing on the expected future cash flows are taken into account, for example:

●                  the business prospects of the customer;

●                  the realisable value of collateral;

●                  Westpac’s position relative to other claimants;

●                  the reliability of customer information; and

●                  the likely cost and duration of the work-out process.

These judgements and estimates can change with time as new information becomes available or as work-out strategies evolve, resulting in revisions to the impairment provision as individual decisions are made.

CAPs are established on a portfolio basis taking into account:

●                  the level of arrears;

●                  collateral;

●                  past loss experience;

●                  expected defaults based on portfolio trends; and

●                  the economic environment.

The most significant factors in establishing these provisions are estimated loss rates and the related emergence periods. The future credit quality of these portfolios is subject to uncertainties that could cause actual credit losses to differ from reported loan impairment provisions. These uncertainties include:

●                  differences between the expected and actual economic environment;

●                  interest rates and unemployment levels;

●                  repayment behaviour; and

●                  bankruptcy rates.

The Australian Accounting Standards Board (AASB) has introduced AASB 9 Financial Instruments with implementation for Westpac on 1 October 2018. AASB 9 introduces a new expected credit loss (ECL) and staged approach to credit provisioning. This represents a significant change from the current incurred loss model.

Regulatory classification of loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All IAPs raised under Australian Accounting Standards (AAS) are classified as specific provisions. All CAPs raised under AAS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to provisions reported by Westpac under AAS. For capital adequacy purposes the GRCL adjustment is deducted from CET1 capital. Eligible GRCL is included in Tier 2 capital.

Westpac Group September 2018 Pillar 3 report | 27

Pillar 3 report Credit risk management

Loan impairment provisions

30 September 2018	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	422	231	653	NA	653
for defaulted but not impaired loans	NA	205	205	NA	205
General Reserve for Credit Loss	NA	2,195	2,195	356	2,551
Total provisions for impairment charges	422	2,631	3,053	356	3,409

31 March 2018	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	471	228	699	NA	699
for defaulted but not impaired loans	NA	190	190	NA	190
General Reserve for Credit Loss	NA	2,276	2,276	339	2,615
Total provisions for impairment charges	471	2,694	3,165	339	3,504

30 September 2017	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	480	234	714	NA	714
for defaulted but not impaired loans	NA	175	175	NA	175
General Reserve for Credit Loss	NA	2,230	2,230	332	2,562
Total provisions for impairment charges	480	2,639	3,119	332	3,451

28 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk exposures

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

Exposure at Default by major type

30 September 2018	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[1]
Corporate	62,298	54,574	11,947	128,819	128,848
Business lending	40,961	12,892	-	53,853	53,639
Sovereign	74,906	1,864	2,260	79,030	76,376
Bank	14,012	2,246	7,390	23,648	23,263
Residential mortgages	477,270	76,088	-	553,358	547,108
Australian credit cards	9,623	10,016	-	19,639	19,667
Other retail	13,536	3,578	-	17,114	17,583
Small business	26,140	7,081	-	33,221	31,858
Specialised lending	53,799	12,754	877	67,430	67,363
Securitisation[2]	22,437	5,089	122	27,648	27,045
Standardised	13,926	1,190	3,050	18,166	17,985
Total	808,908	187,372	25,646	1,021,926	1,010,735

31 March 2018	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[3]
Corporate	62,625	54,926	12,314	129,865	128,758
Business lending	40,236	13,514	-	53,750	53,386
Sovereign	72,069	1,770	2,477	76,316	73,561
Bank	14,322	1,612	7,932	23,866	22,560
Residential mortgages	469,967	77,714	-	547,681	543,616
Australian credit cards	9,787	9,853	-	19,640	19,724
Other retail	14,049	3,646	-	17,695	17,795
Small business	25,820	7,084	-	32,904	31,016
Specialised lending	53,317	12,718	958	66,993	67,333
Securitisation[2]	20,892	5,549	121	26,562	26,920
Standardised	13,909	1,215	2,959	18,083	17,907
Total	796,993	189,601	26,761	1,013,355	1,002,576

30 September 2017	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[4]
Corporate	60,844	56,098	9,805	126,747	130,130
Business lending	38,784	13,741	-	52,525	51,174
Sovereign	67,083	1,895	2,493	71,471	73,758
Bank	13,386	1,794	5,962	21,142	20,992
Residential mortgages	463,363	79,324	-	542,687	531,347
Australian credit cards	9,794	9,929	-	19,723	19,960
Other retail	14,288	3,641	-	17,929	18,405
Small business	22,039	5,382	-	27,421	27,424
Specialised lending	51,847	14,308	954	67,109	67,310
Securitisation[2]	20,399	6,182	131	26,712	25,029
Standardised	13,738	1,163	2,486	17,387	16,499
Total	775,565	193,457	21,831	990,853	982,028

[1] Average is based on exposures as at 30 September 2018, 30 June 2018, 31 March 2018, 31 December 2017, and 30 September 2017.
2 EAD associated with securitisations is for the banking book only.
[3] Average is based on exposures as at 31 March 2018, 31 December 2017, and 30 September 2017.
[4] Average is based on exposures as at 30 September 2017, 30 June 2017, 31 March 2017, 31 December 2016, and 30 September 2016.

Westpac Group September 2018 Pillar 3 report | 29

Pillar 3 report Credit risk exposures

Exposure at Default by measurement method

30 September 2018	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	128,819	5,471	134,290
Business lending	53,853	1,047	54,900
Sovereign	79,030	962	79,992
Bank	23,648	57	23,705
Residential mortgages	553,358	7,946	561,304
Australian credit cards	19,639	-	19,639
Other retail	17,114	2,244	19,358
Small business	33,221	-	33,221
Specialised lending	67,430	439	67,869
Securitisation	27,648	-	27,648
Total	1,003,760	18,166	1,021,926

31 March 2018	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	129,865	5,579	135,444
Business lending	53,750	989	54,739
Sovereign	76,316	841	77,157
Bank	23,866	46	23,912
Residential mortgages	547,681	7,946	555,627
Australian credit cards	19,640	-	19,640
Other retail	17,695	2,271	19,966
Small business	32,904	-	32,904
Specialised lending	66,993	411	67,404
Securitisation	26,562	-	26,562
Total	995,272	18,083	1,013,355

30 September 2017	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	126,747	4,846	131,593
Business lending	52,525	1,029	53,554
Sovereign	71,471	960	72,431
Bank	21,142	89	21,231
Residential mortgages	542,687	7,777	550,464
Australian credit cards	19,723	-	19,723
Other retail	17,929	2,303	20,232
Small business	27,421	-	27,421
Specialised lending	67,109	383	67,492
Securitisation	26,712	-	26,712
Total	973,466	17,387	990,853

30 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk exposures

Exposure at Default by industry classification

30 September 2018 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,625	9,574	2,729	15,084	75	21,978	7,327	6,524	10,634	10,438	21,321	9,859	9,679	-	972	128,819
Business lending	6,002	7,631	4,143	2,556	4	4,666	571	594	6,664	6,269	9,204	2,690	422	-	2,437	53,853
Sovereign	-	-	-	22,874	54,729	134	93	-	259	469	-	228	242	-	2	79,030
Bank	-	-	-	23,506	42	-	-	-	100	-	-	-	-	-	-	23,648
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	553,358	-	553,358
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	19,639	-	19,639
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	17,114	-	17,114
Small business	1,025	2,469	4,006	1,959	517	1,597	281	2,340	5,133	3,675	3,403	1,824	288	-	4,704	33,221
Specialised lending	609	6	40	17	-	14	1,229	57,361	135	1,931	18	3,615	2,254	-	201	67,430
Securitisation	-	-	-	26,297	-	-	-	-	930	-	421	-	-	-	-	27,648
Standardised	114	20	183	4,634	962	257	12	443	159	81	865	185	28	10,192	31	18,166
Total	10,375	19,700	11,101	96,927	56,329	28,646	9,513	67,262	24,014	22,863	35,232	18,401	12,913	600,303	8,347	1,021,926

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

Westpac Group September 2017 Pillar 3 report | 31

Pillar 3 report Credit risk exposures

31 March 2018 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,950	9,846	3,266	15,014	112	21,201	6,666	6,589	9,958	11,110	20,691	10,448	10,958	-	1,056	129,865
Business lending	5,958	7,236	4,028	2,369	9	4,638	608	328	6,373	5,965	9,186	2,651	427	-	3,974	53,750
Sovereign	-	-	-	18,525	56,398	148	88	-	150	548	-	125	332	-	2	76,316
Bank	-	-	-	23,683	133	-	-	-	50	-	-	-	-	-	-	23,866
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	547,681	-	547,681
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	19,640	-	19,640
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	17,695	-	17,695
Small business	997	2,488	3,863	1,837	462	1,551	271	2,010	4,851	3,455	3,361	1,792	284	-	5,682	32,904
Specialised lending	639	6	21	83	-	14	1,140	57,399	104	1,945	13	3,191	1,981	-	457	66,993
Securitisation	-	-	-	25,348	-	35	-	-	733	-	446	-	-	-	-	26,562
Standardised	104	13	188	4,707	842	250	16	415	162	91	842	187	17	10,217	32	18,083
Total	10,648	19,589	11,366	91,566	57,956	27,837	8,789	66,741	22,381	23,114	34,539	18,394	13,999	595,233	11,203	1,013,355

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

32 | Westpac Group September 2017 Pillar 3 report

Pillar 3 report Credit risk exposures

30 September 2017 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,778	9,394	3,208	13,228	115	21,031	7,246	6,753	8,465	10,940	20,040	10,750	11,725	-	1,074	126,747
Business lending	5,985	7,361	3,858	2,543	8	4,605	629	248	6,623	6,036	9,522	2,726	435	-	1,946	52,525
Sovereign	-	-	-	15,996	53,908	148	87	-	6	782	-	125	418	-	1	71,471
Bank	-	-	-	21,067	25	-	-	-	50	-	-	-	-	-	-	21,142
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	542,687	-	542,687
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	19,723	-	19,723
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	17,929	-	17,929
Small business	876	2,260	3,654	1,645	379	1,412	238	1,662	4,243	2,705	3,021	1,741	267	-	3,318	27,421
Specialised lending	704	6	21	14	-	15	1,179	56,741	103	2,033	8	3,985	2,134	-	166	67,109
Securitisation	-	-	-	25,656	-	50	-	-	733	-	273	-	-	-	-	26,712
Standardised	102	5	165	4,082	960	209	14	387	164	88	835	236	27	10,080	33	17,387
Total	10,445	19,026	10,906	84,231	55,395	27,470	9,393	65,791	20,387	22,584	33,699	19,563	15,006	590,419	6,538	990,853

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

Westpac Group September 2017 Pillar 3 report | 33

Pillar 3 report Credit risk exposures

Exposure at Default by geography1

30 September 2018							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	83,580	20,663	6,984	14,861	2,731	-	128,819
Business lending	49,582	4,271	-	-	-	-	53,853
Sovereign	56,682	5,760	15,854	734	-	-	79,030
Bank	18,546	732	111	4,216	43	-	23,648
Residential mortgages	501,569	51,480	-	309	-	-	553,358
Australian credit cards	19,639	-	-	-	-	-	19,639
Other retail	13,493	3,621	-	-	-	-	17,114
Small business	30,838	2,381	-	2	-	-	33,221
Specialised lending	60,046	7,384	-	-	-	-	67,430
Securitisation	24,090	3,111	-	447	-	-	27,648
Standardised	14,830	-	-	352	-	2,984	18,166
Total	872,895	99,403	22,949	20,921	2,774	2,984	1,021,926

31 March 2018							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	85,656	21,513	6,649	13,301	2,746	-	129,865
Business lending	49,513	4,237	-	-	-	-	53,750
Sovereign	59,824	6,137	9,885	470	-	-	76,316
Bank	17,149	1,927	104	4,677	9	-	23,866
Residential mortgages	495,426	51,891	-	364	-	-	547,681
Australian credit cards	19,640	-	-	-	-	-	19,640
Other retail	13,903	3,792	-	-	-	-	17,695
Small business	30,495	2,409	-	-	-	-	32,904
Specialised lending	59,707	7,286	-	-	-	-	66,993
Securitisation	22,801	3,244	-	517	-	-	26,562
Standardised	14,936	-	-	393	-	2,754	18,083
Total	869,050	102,436	16,638	19,722	2,755	2,754	1,013,355

30 September 2017							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	85,598	20,352	6,333	11,614	2,850	-	126,747
Business lending	48,415	4,110	-	-	-	-	52,525
Sovereign	57,909	6,465	7,009	88	-	-	71,471
Bank	16,056	1,014	102	3,969	1	-	21,142
Residential mortgages	492,478	49,839	-	370	-	-	542,687
Australian credit cards	19,723	-	-	-	-	-	19,723
Other retail	14,227	3,702	-	-	-	-	17,929
Small business	25,088	2,333	-	-	-	-	27,421
Specialised lending	60,254	6,855	-	-	-	-	67,109
Securitisation	23,154	3,210	-	348	-	-	26,712
Standardised	14,054	-	-	430	-	2,903	17,387
Total	856,956	97,880	13,444	16,819	2,851	2,903	990,853

[1] Geographic segmentation of exposures is based on the location of the office in which these items were booked.

34 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk exposures

Exposure at Default by residual contractual maturity

30 September 2018						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	15,278	29,795	53,809	23,009	6,928	128,819
Business lending	3,241	12,847	24,267	6,129	7,369	53,853
Sovereign	992	28,069	15,876	16,409	17,684	79,030
Bank	3,838	6,709	9,926	2,377	798	23,648
Residential mortgages	36,980	4,464	19,329	2,914	489,671	553,358
Australian credit cards	19,639	-	-	-	-	19,639
Other retail	3,264	355	6,013	4,821	2,661	17,114
Small business	4,748	2,638	9,052	8,333	8,450	33,221
Specialised lending	565	24,178	29,924	7,672	5,091	67,430
Securitisation	2	5,159	8,914	2,002	11,571	27,648
Standardised	1,340	749	6,198	741	9,138	18,166
Total	89,887	114,963	183,308	74,407	559,361	1,021,926

31 March 2018						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	14,578	31,263	55,491	22,139	6,394	129,865
Business lending	2,841	12,182	25,406	6,116	7,205	53,750
Sovereign	936	26,734	12,413	15,495	20,738	76,316
Bank	4,101	8,727	7,858	2,586	594	23,866
Residential mortgages	37,184	4,405	21,693	3,355	481,044	547,681
Australian credit cards	19,640	-	-	-	-	19,640
Other retail	3,399	318	6,124	4,979	2,875	17,695
Small business	4,141	2,443	9,409	8,491	8,420	32,904
Specialised lending	453	22,331	31,432	8,518	4,259	66,993
Securitisation	2	5,364	5,404	4,868	10,924	26,562
Standardised	1,382	662	6,214	741	9,084	18,083
Total	88,657	114,429	181,444	77,288	551,537	1,013,355

30 September 2017						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	14,764	27,975	55,334	23,266	5,408	126,747
Business lending	3,175	12,384	25,215	6,506	5,245	52,525
Sovereign	868	22,979	16,116	12,431	19,077	71,471
Bank	2,975	6,967	7,539	3,131	530	21,142
Residential mortgages	38,048	4,456	24,023	4,017	472,143	542,687
Australian credit cards	19,723	-	-	-	-	19,723
Other retail	3,312	312	6,182	5,061	3,062	17,929
Small business	3,626	2,053	7,699	8,209	5,834	27,421
Specialised lending	454	21,679	32,091	8,256	4,629	67,109
Securitisation	84	9,434	4,003	2,909	10,282	26,712
Standardised	1,413	565	5,998	727	8,684	17,387
Total	88,442	108,804	184,200	74,513	534,894	990,853

Westpac Group September 2018 Pillar 3 report | 35

Pillar 3 report Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due not impaired, impaired loans, related provisions and actual losses are broken down by concentrations reflecting Westpac’s asset categories, industry and geography.

Impaired and past due loans by portfolio

	Items		Specific	Specific	Actual
30 September 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Corporate	87	112	54	48%	22
Business lending	313	294	173	59%	99
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	3,121	309	103	33%	89
Australian credit cards	-	87	50	57%	273
Other retail	-	284	137	48%	332
Small business	158	165	77	47%	112
Specialised lending	309	141	47	33%	20
Securitisation	-	-	-	-	-
Standardised	29	24	12	50%	1
Total	4,017	1,416	653	46%	948

	Items		Specific	Specific	Actual
31 March 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	80	164	94	57%	-
Business lending	251	317	176	56%	26
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	2,988	310	98	32%	47
Australian credit cards	-	95	47	49%	134
Other retail	-	290	135	47%	173
Small business	137	169	77	46%	52
Specialised lending	295	167	60	36%	1
Securitisation	-	-	-	-	-
Standardised	18	23	12	52%	1
Total	3,769	1,535	699	46%	434

	Items		Specific	Specific	Actual
30 September 2017	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Corporate	57	215	93	43%	384
Business lending	238	307	166	54%	150
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	2,761	271	105	39%	87
Australian credit cards	-	108	55	51%	330
Other retail	-	296	139	47%	395
Small business	122	118	51	43%	73
Specialised lending	261	208	94	45%	68
Securitisation	-	-	-	-	-
Standardised	19	19	11	58%	1
Total	3,458	1,542	714	46%	1,488

36 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk exposures

Impaired and past due loans by industry classification

	Items		Specific	Specific	Actual
30 September 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Accommodation, cafes & restaurants	30	22	12	55%	13
Agriculture, forestry & fishing	107	64	27	42%	12
Construction	52	53	28	53%	23
Finance & insurance	14	34	26	76%	3
Government administration & defence	-	-	-	-	-
Manufacturing	44	104	59	57%	12
Mining	6	18	9	50%	5
Property	182	158	54	34%	45
Property services & business services	40	72	42	58%	43
Services[1]	240	55	32	58%	24
Trade[2]	148	92	44	48%	52
Transport & storage	25	35	19	54%	16
Utilities[3]	2	2	-	-	1
Retail lending	3,121	680	290	43%	694
Other	6	27	11	41%	5
Total	4,017	1,416	653	46%	948

	Items		Specific	Specific	Actual
31 March 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Accommodation, cafes & restaurants	27	28	17	61%	4
Agriculture, forestry & fishing	85	77	32	42%	2
Construction	63	41	21	51%	11
Finance & insurance	16	31	23	74%	2
Government administration & defence	-	-	-	-	-
Manufacturing	27	104	45	43%	8
Mining	8	29	16	55%	-
Property	148	186	71	38%	14
Property services & business services	32	115	67	58%	17
Services[1]	216	67	45	67%	3
Trade[2]	137	100	57	57%	9
Transport & storage	14	32	15	47%	8
Utilities[3]	1	3	-	-	-
Retail lending	2,988	695	280	40%	354
Other	7	27	10	37%	2
Total	3,769	1,535	699	46%	434

	Items		Specific	Specific	Actual
30 September 2017	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Accommodation, cafes & restaurants	31	31	16	52%	35
Agriculture, forestry & fishing	46	52	21	40%	10
Construction	56	45	24	53%	29
Finance & insurance	14	18	6	33%	5
Government administration & defence	-	-	-	-	-
Manufacturing	56	135	45	33%	103
Mining	11	42	19	45%	45
Property	92	247	95	38%	67
Property services & business services	48	124	88	71%	200
Services[1]	215	45	32	71%	98
Trade[2]	77	73	44	60%	56
Transport & storage	37	36	17	47%	16
Utilities[3]	3	2	-	-	-
Retail lending	2,761	675	299	44%	812
Other	11	17	8	47%	12
Total	3,458	1,542	714	46%	1,488

[1]     Includes education, health & community services, cultural & recreational services and personal & other services.

[2]     Includes wholesale trade and retail trade.

[3]      Includes electricity, gas & water, and communication services.

Westpac Group September 2018 Pillar 3 report | 37

Pillar 3 report Credit risk exposures

Impaired and past due loans by geography1

	Items		Specific	Specific	Actual
30 September 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Australia	3,861	1,249	602	48%	902
New Zealand	127	150	43	29%	45
Americas	-	-	-	-	-
Asia	-	1	-	-	-
Europe	-	-	-	-	-
Pacific	29	16	8	50%	1
Total	4,017	1,416	653	46%	948

	Items		Specific	Specific	Actual
31 March 2018	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Australia	3,596	1,302	620	48%	425
New Zealand	155	217	72	33%	8
Americas	-	-	-	-	-
Asia	-	1	-	-	-
Europe	-	-	-	-	-
Pacific	18	15	7	47%	1
Total	3,769	1,535	699	46%	434

	Items		Specific	Specific	Actual
30 September 2017	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Australia	3,322	1,349	654	48%	1,453
New Zealand	117	178	54	30%	34
Americas	-	-	-	-	-
Asia	-	2	-	-	-
Europe	-	-	-	-	-
Pacific	19	13	6	46%	1
Total	3,458	1,542	714	46%	1,488

[1] Geographic segmentation of exposures is based on the location of the office in which these items were booked.

38 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk exposures

Movement in provisions for impairment

	For the	For the	For the
	6 months	6 months	6 months
	ended	ended	ended
	30 September	31 March	30 September
$m	2018	2018	2017
Individually assessed provisions
Balance at beginning of the period	471	480	787
Provisions raised	198	173	246
Write-backs	(83)	(67)	(144)
Write-offs	(165)	(104)	(399)
Interest adjustment	(4)	(7)	(10)
Exchange rate and other adjustments	5	(4)	-
Closing balance	422	471	480

Collectively assessed provisions
Balance at beginning of the period	2,694	2,639	2,726
Provisions raised	281	387	342
Write-offs	(428)	(430)	(525)
Interest adjustment	90	89	93
Exchange rate and other adjustments	(6)	9	3
Closing balance	2,631	2,694	2,639

Total provisions for impairment losses on loans and credit commitments	3,053	3,165	3,119
General reserve for credit losses adjustment	356	339	332
Total provisions plus general reserve for credit losses	3,409	3,504	3,451

Westpac Group September 2018 Pillar 3 report | 39

Pillar 3 report Credit risk exposures

Portfolios subject to the standardised approach

This table presents exposures subject to the standardised approach for the calculation of risk weighted assets.

As at 30 September 2018, exposures subject to the standardised approach and categorised by risk weight are primarily Westpac Pacific, Asian retail exposures, the margin lending portfolio, self-managed superannuation fund exposures and some other small portfolios. Mark-to-market related credit risk and qualifying central clearing counterparties exposure1 is also included in the standardised approach.

30 September 2018	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	1,213	-
2%	3,167	63
20%	1,558	312
35%	760	266
50%	1,349	675
75%	5,271	3,953
100%	4,676	4,676
150%	31	46
Default fund contributions[1]	141	787
Mark-to-market related credit risk	-	6,606
Total	18,166	17,384

31 March 2018	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	674	-
2%	3,742	75
20%	1,563	313
35%	787	275
50%	1,313	657
75%	5,235	3,926
100%	4,569	4,569
150%	21	31
Default fund contributions[1]	179	793
Mark-to-market related credit risk	-	7,019
Total	18,083	17,658

30 September 2017	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	648	-
2%	3,158	63
20%	1,584	317
35%	807	282
50%	3,533	1,767
75%	2,802	2,102
100%	4,701	4,701
150%	23	34
Default fund contributions[1]	131	680
Mark-to-market related credit risk	-	6,408
Total	17,387	16,354

[1]      Portfolios subject to the standardised approach include exposures to qualifying central clearing counterparties used to clear derivative transactions. Derivative counterparty exposure and initial margin are risk weighted at 2%. Default fund contributions to qualifying central clearing counterparties are shown separately and are subject to higher risk weights.

40 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk exposures

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital ‘slotting’ approach applies.

Westpac has property finance and project finance credit risk exposures categorised as specialised lending. The ‘Credit Risk Management’ section of this report describes the mapping of Westpac risk grades to both external rating equivalents and regulatory capital ‘slots’.

Property finance

30 September 2018		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	22,702	90	15,891
Good	90%	29,543	236	26,589
Satisfactory	115%	5,264	147	6,053
Weak	250%	747	60	1,868
Default	NA	323	163	-
Total		58,579	696	50,401

31 March 2018		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	22,920	92	16,044
Good	90%	29,361	234	26,425
Satisfactory	115%	5,385	151	6,193
Weak	250%	867	69	2,168
Default	NA	317	159	-
Total		58,850	705	50,830

30 September 2017		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	21,826	87	15,278
Good	90%	29,371	235	26,434
Satisfactory	115%	5,471	153	6,292
Weak	250%	556	45	1,391
Default	NA	318	159	-
Total		57,542	679	49,395

Westpac Group September 2018 Pillar 3 report | 41

Pillar 3 report Credit risk exposures

Project finance

30 September 2018		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	6,927	28	4,849
Good	90%	1,320	11	1,188
Satisfactory	115%	356	10	410
Weak	250%	78	6	195
Default	NA	170	85	-
Total		8,851	140	6,642

31 March 2018		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	6,293	25	4,405
Good	90%	1,272	10	1,145
Satisfactory	115%	108	3	124
Weak	250%	294	24	735
Default	NA	176	88	-
Total		8,143	150	6,409

30 September 2017		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	7,649	30	5,354
Good	90%	1,191	10	1,072
Satisfactory	115%	76	2	87
Weak	250%	469	38	1,173
Default	NA	181	90	-
Total		9,566	170	7,686

42 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk exposures

Portfolios subject to IRB approaches

Westpac has classified its transaction-managed exposures by the external credit rating to which the internally assigned credit risk grade aligns, as outlined in the ‘Credit Risk Management’ section of this report. Westpac’s internal rating system consists of more risk grades than does the range of external grades, and as a result PD will vary from portfolio to portfolio for the same external grade. Westpac’s program-managed exposures are classified by PD band. The average PD within a band likewise varies from portfolio to portfolio.

For non-defaulted exposures, regulatory expected loss is defined as the product of PD, LGD and EAD. For defaulted exposures, regulatory expected loss is based upon best estimates of loss. Regulatory expected loss is calculated at the facility level and then aggregated. However, multiplying the aggregates of the PD, LGD and EAD, as reported in the tables below (e.g. $128,610 million x 0.90% x 46%), does not always equal the aggregate regulatory expected loss ($471 million) because the product of two averages does not equal the average of a product.

EAD does not necessarily align with outstandings plus committed undrawn because conversion factors are applied to undrawns to determine EAD.

Corporate portfolio by external credit rating

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	105	-	105	0.01%	42%	-	17	16%
AA	2,871	1,051	3,924	0.03%	48%	1	539	14%
A	19,206	12,285	31,523	0.07%	52%	12	9,405	30%
BBB	32,649	22,387	54,739	0.22%	48%	58	26,414	48%
BB	26,221	8,503	34,674	1.15%	38%	147	26,330	76%
B	1,141	139	1,279	4.06%	42%	22	1,722	135%
Other	1,885	477	2,366	24.03%	39%	231	4,846	205%
Subtotal	84,078	44,842	128,610	0.90%	46%	471	69,273	54%
Default	159	26	209	NA	37%	81	311	149%
Total	84,237	44,868	128,819	1.07%	46%	552	69,584	54%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	62	-	62	0.01%	52%	-	9	15%
AA	2,812	904	3,717	0.03%	48%	1	477	13%
A	18,000	11,506	29,535	0.07%	54%	12	9,089	31%
BBB	32,905	22,429	55,381	0.22%	49%	60	26,204	47%
BB	27,303	10,045	37,321	1.14%	39%	161	28,945	78%
B	1,027	126	1,162	4.08%	42%	20	1,588	137%
Other	1,913	483	2,411	21.16%	39%	201	4,910	204%
Subtotal	84,022	45,493	129,589	0.87%	47%	455	71,222	55%
Default	205	27	276	NA	46%	130	368	133%
Total	84,227	45,520	129,865	1.08%	47%	585	71,590	55%

							Risk	Average
30 September 2017		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	33	28	61	0.01%	56%	-	11	18%
AA	2,413	1,022	3,436	0.03%	50%	1	486	14%
A	15,627	11,961	27,609	0.07%	54%	11	8,359	30%
BBB	31,865	23,591	55,497	0.22%	49%	60	26,680	48%
BB	25,986	10,036	35,973	1.13%	40%	155	28,083	78%
B	1,240	131	1,372	4.09%	41%	23	1,818	133%
Other	2,029	451	2,481	21.53%	38%	208	4,962	200%
Subtotal	79,193	47,220	126,429	0.90%	47%	458	70,399	56%
Default	245	28	318	NA	49%	136	761	239%
Total	79,438	47,248	126,747	1.15%	47%	594	71,160	56%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group September 2018 Pillar 3 report | 43

Pillar 3 report Credit risk exposures

Business lending portfolio by external credit rating

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-		-	-	-
AA	-	7	7	0.03%	56%	-	1	14%
A	107	38	145	0.08%	57%	-	34	23%
BBB	1,469	529	1,996	0.21%	27%	1	464	23%
BB	37,307	10,490	47,707	1.58%	31%	230	29,055	61%
B	1,193	146	1,339	4.44%	32%	19	1,112	83%
Other	1,797	225	2,022	23.75%	39%	192	3,629	179%
Subtotal	41,873	11,435	53,216	2.44%	31%	442	34,295	64%
Default	593	29	637	NA	38%	215	1,122	176%
Total	42,466	11,464	53,853	3.59%	31%	657	35,417	66%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	1	7	9	0.03%	56%	-	1	11%
A	116	37	153	0.08%	60%	-	38	25%
BBB	1,362	566	1,926	0.22%	26%	1	440	23%
BB	36,798	11,140	47,813	1.57%	31%	228	28,927	61%
B	1,214	173	1,388	4.45%	32%	20	1,152	83%
Other	1,655	188	1,844	22.73%	39%	166	3,197	173%
Subtotal	41,146	12,111	53,133	2.33%	31%	415	33,755	64%
Default	584	28	617	NA	39%	208	1,117	181%
Total	41,730	12,139	53,750	3.45%	31%	623	34,872	65%

							Risk	Average
30 September 2017		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	-	9	9	0.03%	56%	-	2	22%
A	112	42	154	0.08%	59%	-	40	26%
BBB	1,449	569	2,016	0.21%	27%	1	472	23%
BB	35,379	11,096	46,325	1.53%	31%	225	28,490	62%
B	1,454	217	1,671	4.47%	34%	25	1,473	88%
Other	1,591	192	1,783	22.96%	39%	166	3,169	178%
Subtotal	39,985	12,125	51,958	2.30%	31%	417	33,646	65%
Default	506	23	567	NA	44%	220	992	175%
Total	40,491	12,148	52,525	3.36%	31%	637	34,638	66%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

44 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk exposures

Sovereign portfolio by external credit rating

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	31,905	138	34,592	0.01%	6%	1	492	1%
AA	40,788	962	42,590	0.02%	7%	1	716	2%
A	967	358	1,329	0.05%	37%	-	250	19%
BBB	393	77	471	0.24%	29%	-	138	29%
BB	17	30	46	1.94%	40%	-	45	98%
B	2	-	2	-	64%	-	3	150%
Other	-	-	-	-	-	-	-	-
Subtotal	74,072	1,565	79,030	0.02%	7%	2	1,644	2%
Default	-	-	-	NA	-	-	-	-
Total	74,072	1,565	79,030	0.02%	7%	2	1,644	2%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	29,301	158	31,673	0.01%	7%	-	458	1%
AA	40,942	1,027	43,006	0.02%	7%	1	784	2%
A	1,030	280	1,313	0.05%	35%	-	183	14%
BBB	286	10	296	0.25%	27%	-	83	28%
BB	15	11	26	2.06%	39%	-	25	96%
B	2	-	2	-	60%	-	3	150%
Other	-	-	-	-	-	-	-	-
Subtotal	71,576	1,486	76,316	0.02%	8%	1	1,536	2%
Default	-	-	-	NA	-	-	-	-
Total	71,576	1,486	76,316	0.02%	8%	1	1,536	2%

							Risk	Average
30 September 2017		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	27,965	199	30,114	0.01%	7%	-	428	1%
AA	37,752	1,053	39,773	0.02%	7%	1	801	2%
A	946	302	1,251	0.05%	36%	-	165	13%
BBB	222	76	298	0.25%	27%	-	81	27%
BB	19	16	35	1.86%	38%	-	30	86%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	66,904	1,646	71,471	0.02%	8%	1	1,505	2%
Default	-	-	-	NA	-	-	-	-
Total	66,904	1,646	71,471	0.02%	8%	1	1,505	2%

[1] Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.
[2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group September 2018 Pillar 3 report | 45

Pillar 3 report Credit risk exposures

Bank portfolio by external credit rating

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	432	5	438	0.01%	13%	-	22	5%
AA	8,524	244	8,814	0.03%	58%	2	2,189	25%
A	12,049	316	12,377	0.06%	53%	4	3,250	26%
BBB	1,763	161	1,928	0.20%	53%	2	1,083	56%
BB	71	18	89	1.26%	35%	-	60	67%
B	2	-	2	3.70%	45%	-	2	100%
Other	-	-	-	-	-	-	-	-
Subtotal	22,841	744	23,648	0.06%	54%	8	6,606	28%
Default	-	-	-	NA	-	-	-	-
Total	22,841	744	23,648	0.06%	54%	8	6,606	28%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	450	-	451	0.01%	13%	-	24	5%
AA	7,198	9	7,252	0.03%	57%	1	1,773	24%
A	14,101	284	14,398	0.06%	54%	5	3,594	25%
BBB	1,455	82	1,540	0.21%	46%	1	673	44%
BB	205	18	223	0.79%	50%	1	188	84%
B	-	1	2	3.70%	10%	-	1	50%
Other	-	-	-	-	-	-	-	-
Subtotal	23,409	394	23,866	0.07%	54%	8	6,253	26%
Default	-	-	-	NA	-	-	-	-
Total	23,409	394	23,866	0.07%	54%	8	6,253	26%

							Risk	Average
30 September 2017		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	510	-	511	0.01%	13%	-	28	5%
AA	7,752	1	7,809	0.03%	58%	1	2,051	26%
A	10,932	235	11,187	0.06%	53%	4	2,940	26%
BBB	1,507	34	1,547	0.21%	52%	2	819	53%
BB	67	19	86	1.33%	35%	-	66	77%
B	2	-	2	3.70%	10%	-	1	50%
Other	-	-	-	-	-	-	-	-
Subtotal	20,770	289	21,142	0.06%	54%	7	5,905	28%
Default	-	-	-	NA	-	-	-	-
Total	20,770	289	21,142	0.06%	54%	7	5,905	28%

[1]      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

[2]      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

46 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk exposures

Residential mortgages portfolio by PD band

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	148,007	39,407	187,698	0.06%	20%	23	10,481	6%
0.10 to 0.25	72,746	10,881	83,386	0.21%	20%	36	11,703	14%
0.25 to 1.0	177,313	23,486	200,182	0.54%	20%	218	51,643	26%
1.0 to 2.5	45,973	3,641	49,055	1.41%	20%	139	20,757	42%
2.5 to 10.0	18,010	435	18,411	4.62%	20%	173	15,789	86%
10.0 to 99.99	11,107	78	11,203	20.47%	20%	459	15,319	137%
Subtotal	473,156	77,928	549,935	0.95%	20%	1,048	125,692	23%
Default	3,411	13	3,423	NA	20%	224	7,042	206%
Total	476,567	77,941	553,358	1.56%	20%	1,272	132,734	24%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	142,666	39,278	182,248	0.05%	20%	18	8,521	5%
0.10 to 0.25	71,452	11,386	82,615	0.21%	20%	34	11,223	14%
0.25 to 1.0	174,003	24,339	197,803	0.53%	20%	212	50,507	26%
1.0 to 2.5	49,003	3,993	52,429	1.44%	20%	152	22,646	43%
2.5 to 10.0	20,530	456	20,958	5.05%	20%	214	18,641	89%
10.0 to 99.99	8,295	64	8,376	22.00%	20%	368	11,516	137%
Subtotal	465,949	79,516	544,429	0.91%	20%	998	123,054	23%
Default	3,243	16	3,252	NA	20%	208	6,694	206%
Total	469,192	79,532	547,681	1.50%	20%	1,206	129,748	24%

							Risk	Average
30 September 2017		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	143,314	39,710	183,320	0.05%	20%	18	8,578	5%
0.10 to 0.25	70,377	11,272	81,441	0.21%	20%	33	11,077	14%
0.25 to 1.0	168,317	25,542	193,390	0.53%	20%	207	49,460	26%
1.0 to 2.5	49,420	3,924	52,786	1.44%	20%	153	23,034	44%
2.5 to 10.0	20,147	454	20,585	4.94%	20%	207	18,172	88%
10.0 to 99.99	7,919	69	8,005	21.85%	20%	350	11,004	137%
Subtotal	459,494	80,971	539,527	0.89%	20%	968	121,325	22%
Default	3,151	16	3,160	NA	20%	205	6,500	206%
Total	462,645	80,987	542,687	1.47%	20%	1,173	127,825	24%

[1] Outstandings are balances that were drawn down as at the reporting date. [2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group September 2018 Pillar 3 report | 47

Pillar 3 report Credit risk exposures

Australian credit cards portfolio by PD band

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	1,771	9,792	6,207	0.05%	70%	2	146	2%
0.10 to 0.25	1,218	6,039	4,306	0.16%	73%	5	300	7%
0.25 to 1.0	1,342	1,631	2,294	0.46%	73%	8	378	16%
1.0 to 2.5	3,035	1,549	4,096	1.69%	73%	51	1,786	44%
2.5 to 10.0	1,455	455	1,819	6.24%	73%	83	1,950	107%
10.0 to 99.99	745	158	820	26.45%	71%	155	1,550	189%
Subtotal	9,566	19,624	19,542	2.15%	72%	304	6,110	31%
Default	97	15	97	NA	72%	54	203	209%
Total	9,663	19,639	19,639	2.63%	72%	358	6,313	32%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	1,816	9,710	6,219	0.05%	70%	2	146	2%
0.10 to 0.25	1,272	5,985	4,335	0.16%	73%	5	301	7%
0.25 to 1.0	1,397	1,578	2,307	0.46%	73%	8	380	16%
1.0 to 2.5	2,924	1,491	3,944	1.70%	73%	49	1,726	44%
2.5 to 10.0	1,504	423	1,840	6.29%	73%	85	1,981	108%
10.0 to 99.99	811	161	887	26.81%	71%	170	1,687	190%
Subtotal	9,724	19,348	19,532	2.26%	72%	319	6,221	32%
Default	107	13	108	NA	72%	52	332	307%
Total	9,831	19,361	19,640	2.79%	72%	371	6,553	33%

							Risk	Average
30 September 2017		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,302	11,074	7,417	0.04%	74%	2	161	2%
0.10 to 0.25	1,339	5,479	4,169	0.14%	76%	4	269	6%
0.25 to 1.0	1,460	1,329	2,253	0.40%	76%	7	349	15%
1.0 to 2.5	2,790	1,259	3,683	1.53%	77%	43	1,547	42%
2.5 to 10.0	1,239	296	1,463	5.81%	76%	65	1,555	106%
10.0 to 99.99	553	69	586	23.73%	75%	106	1,187	203%
Subtotal	9,683	19,506	19,571	1.52%	75%	227	5,068	26%
Default	152	15	152	NA	76%	71	597	393%
Total	9,835	19,521	19,723	2.28%	75%	298	5,665	29%

[1] Outstandings are balances that were drawn down as at the reporting date. [2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

48 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk exposures

Other retail portfolio by PD band

							Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	24	21	37	0.07%	65%	-	5	14%
0.10 to 0.25	360	942	1,082	0.18%	56%	1	245	23%
0.25 to 1.0	3,957	2,428	5,573	0.60%	58%	20	2,636	47%
1.0 to 2.5	4,169	1,034	5,061	1.75%	65%	61	4,264	84%
2.5 to 10.0	3,277	302	3,569	4.82%	68%	123	3,768	106%
10.0 to 99.99	1,414	73	1,495	25.86%	64%	260	2,153	144%
Subtotal	13,201	4,800	16,817	4.06%	63%	465	13,071	78%
Default	295	9	297	NA	63%	139	706	238%
Total	13,496	4,809	17,114	5.73%	63%	604	13,777	81%

							Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	25	18	38	0.07%	65%	-	5	13%
0.10 to 0.25	1,157	952	1,886	0.21%	53%	2	440	23%
0.25 to 1.0	3,305	2,455	4,932	0.53%	60%	16	2,284	46%
1.0 to 2.5	5,214	1,069	6,132	1.71%	63%	68	4,956	81%
2.5 to 10.0	2,743	312	3,045	5.44%	71%	119	3,437	113%
10.0 to 99.99	1,271	83	1,357	29.16%	67%	267	2,118	156%
Subtotal	13,715	4,889	17,390	4.00%	63%	472	13,240	76%
Default	304	12	305	NA	65%	135	816	268%
Total	14,019	4,901	17,695	5.66%	63%	607	14,056	79%

							Risk	Average
30 September 2017		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	167	273	429	0.07%	75%	-	65	15%
0.10 to 0.25	1,331	1,046	2,155	0.19%	56%	2	484	22%
0.25 to 1.0	3,984	2,189	5,355	0.54%	62%	18	2,544	48%
1.0 to 2.5	5,254	1,027	6,118	1.68%	63%	67	4,891	80%
2.5 to 10.0	2,092	286	2,361	5.51%	69%	90	2,566	109%
10.0 to 99.99	1,117	72	1,191	26.27%	65%	203	1,845	155%
Subtotal	13,945	4,893	17,609	3.29%	63%	380	12,395	70%
Default	316	9	320	NA	65%	147	855	267%
Total	14,261	4,902	17,929	5.01%	63%	527	13,250	74%

1  Outstandings are balances that were drawn down as at the reporting date.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group September 2018 Pillar 3 report | 49

Pillar 3 report Credit risk exposures

Small business portfolio by PD band

						Regulatory	Risk	Average
30 September 2018		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	290	543	598	0.05%	58%	-	61	10%
0.10 to 0.25	114	110	224	0.23%	20%	-	21	9%
0.25 to 1.0	5,503	3,254	8,781	0.45%	28%	11	1,759	20%
1.0 to 2.5	15,585	2,057	17,545	1.67%	38%	109	8,770	50%
2.5 to 10.0	3,529	363	3,897	5.26%	33%	70	2,577	66%
10.0 to 99.99	1,543	101	1,648	25.01%	36%	149	1,801	109%
Subtotal	26,564	6,428	32,693	2.91%	35%	339	14,989	46%
Default	508	17	528	NA	36%	114	1,340	254%
Total	27,072	6,445	33,221	4.45%	35%	453	16,329	49%

						Regulatory	Risk	Average
31 March 2018		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	289	563	611	0.05%	56%	-	60	10%
0.10 to 0.25	127	126	253	0.23%	20%	-	24	9%
0.25 to 1.0	5,514	3,306	8,846	0.45%	27%	11	1,764	20%
1.0 to 2.5	15,338	2,029	17,256	1.67%	38%	106	8,599	50%
2.5 to 10.0	3,429	338	3,771	5.13%	32%	65	2,442	65%
10.0 to 99.99	1,555	99	1,657	24.93%	36%	147	1,808	109%
Subtotal	26,252	6,461	32,394	2.89%	34%	329	14,697	45%
Default	490	13	510	NA	36%	114	1,320	259%
Total	26,742	6,474	32,904	4.39%	34%	443	16,017	49%

						Regulatory	Risk	Average
30 September 2017		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	308	813	901	0.08%	49%	-	88	10%
0.10 to 0.25	2,355	1,619	3,962	0.18%	25%	2	407	10%
0.25 to 1.0	5,673	1,425	7,122	0.46%	39%	12	1,983	28%
1.0 to 2.5	11,117	1,011	11,983	1.41%	42%	70	6,134	51%
2.5 to 10.0	2,055	170	2,222	5.13%	34%	39	1,383	62%
10.0 to 99.99	842	19	862	21.35%	36%	68	876	102%
Subtotal	22,350	5,057	27,052	1.88%	38%	191	10,871	40%
Default	332	5	369	NA	41%	109	837	227%
Total	22,682	5,062	27,421	3.20%	38%	300	11,708	43%

1  Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

50 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk exposures

Credit Quality

Credit quality remained sound over Second Half 2018 with total stressed exposures increasing modestly and remaining low relative to historical experience. The rise in stressed assets relates to an increase in 90 days past due and not impaired facilities due to an increase in mortgage 90+ day delinquencies and a small increase in business lending facilities.

Actual losses

30 September 2018	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	12 months ended
Corporate	-	-	34	(12)	22
Business lending	37	2	71	(11)	99
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	10	-	82	(3)	89
Australian credit cards	320	-	-	(47)	273
Other retail	415	13	5	(101)	332
Small business	53	-	60	(1)	112
Specialised lending	2	5	17	(4)	20
Securitisation	-	-	-	-	-
Standardised	1	-	-	-	1
Total	838	20	269	(179)	948

31 March 2018	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	-	-	11	(11)	-
Business lending	9	1	18	(2)	26
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	6	-	44	(3)	47
Australian credit cards	161	-	-	(27)	134
Other retail	220	6	2	(55)	173
Small business	24	-	28	-	52
Specialised lending	-	2	1	(2)	1
Securitisation	-	-	-	-	-
Standardised	1	-	-	-	1
Total	421	9	104	(100)	434

30 September 2017	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	12 months ended
Corporate	3	-	387	(6)	384
Business lending	33	2	139	(24)	150
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	13	-	76	(2)	87
Australian credit cards	374	-	-	(44)	330
Other retail	470	14	-	(89)	395
Small business	47	-	27	(1)	73
Specialised lending	3	8	59	(2)	68
Securitisation	-	-	-	-	-
Standardised	1	-	-	-	1
Total	944	24	688	(168)	1,488

[1] Write-offs from individually assessed provisions.

Westpac Group September 2018 Pillar 3 report | 51

Pillar 3 report Credit risk exposures

Regulatory loss estimates and actual losses

The table below compares regulatory credit risk estimates used in the calculation of risk weighted assets to the average of actual outcomes observed since the time of Advanced IRB accreditation for each portfolio.

Predicted parameters represent average internally predicted long-run probabilities of default for non-defaulted obligors at the start of each year, as well as downturn estimates of loss (or the regulatory minimum where required). They are averaged using data from the financial years beginning at the time of Advanced IRB accreditation (2008 for most portfolios) and compared to observed outcomes over the same period1.

Predicted parameters are updated annually and utilise observed outcomes from prior periods as a key input.

Default rates

At the start of each year, a predicted default probability is assigned to all non-defaulted obligors. This is averaged over the portfolio and reported as the predicted default rate. This is compared to the actual default rate for the year. Both predicted and observed annual default rates are then averaged over the observation period.

Loss Given Default (LGD)

The LGD analysis excludes recent defaults in order to allow sufficient time for the full workout of the facility and hence an accurate LGD to be determined. The workout period varies by portfolio: a two year workout period is assumed for transaction-managed and residential mortgage lending; and a one year period for other program-managed portfolios.

Exposure at Default (EAD)

The EAD variance compares the observed EAD to the predicted EAD one year prior to default. For transaction-managed portfolios, predicted EAD is currently mandated to be 100% of committed exposures. The observed EAD is averaged for all obligors that defaulted over the observation period.

						Observed EAD
30 September 2018	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[2]	Predicted	Observed	Predicted	Observed	Predicted[3]
Corporate	552	2.24%	0.99%	47%	37%	(23%)
Business lending	657	2.24%	1.52%	34%	17%	(13%)
Sovereign	2	0.23%	-	-	-	-
Bank	8	0.46%	0.16%	-	-	-
Residential mortgages	1,272	0.63%	0.49%	20%	2%	(1%)
Australian credit cards	358	1.70%	1.66%	75%	57%	(2%)
Other retail	604	4.90%	3.83%	69%	48%	(8%)
Small business	453	2.85%	1.93%	39%	14%	(8%)
Specialised lending	836	NA	1.94%	NA	22%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,742

[1]  Predicted parameters are not available for specialised lending, securitisation or standardised exposures because risk weights for these portfolios do not rely on credit estimates and are shown as NA in the tables above.

[2] Includes regulatory expected losses for defaulted and non-defaulted exposures.

3  A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

52 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk exposures

						Observed EAD
31 March 2018	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[2]	Predicted	Observed	Predicted	Observed	Predicted[3]
Corporate	585	2.23%	0.98%	47%	37%	(23%)
Business lending	623	2.24%	1.50%	34%	18%	(12%)
Sovereign	1	0.23%	-	-	-	-
Bank	8	0.46%	0.16%	-	-	-
Residential mortgages	1,206	0.62%	0.49%	20%	2%	(1%)
Australian credit cards	371	1.72%	1.67%	75%	58%	(2%)
Other retail	607	4.95%	3.81%	70%	50%	(9%)
Small business	443	2.52%	1.83%	39%	15%	(8%)
Specialised lending	855	NA	1.95%	NA	22%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,699

						Observed EAD
30 September 2017	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	594	2.08%	1.04%	47%	37%	(23%)
Business lending	637	2.10%	1.53%	34%	18%	(12%)
Sovereign	1	0.21%	-	-	-	-
Bank	7	0.48%	0.18%	-	-	-
Residential mortgages	1,173	0.64%	0.48%	20%	2%	(1%)
Australian credit cards	298	1.73%	1.67%	76%	57%	(2%)
Other retail	527	4.88%	3.78%	70%	51%	(11%)
Small business	300	2.23%	1.77%	39%	15%	(10%)
Specialised lending	849	NA	2.02%	NA	22%	(8%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,386

[1] Includes regulatory expected losses for defaulted and non-defaulted exposures

2  A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

Westpac Group September 2018 Pillar 3 report | 53

Pillar 3 report Credit risk mitigation

This section describes the way in which Westpac reduces its credit risk by using financial collateral, guarantees or credit derivatives for the Corporate, Sovereign and Bank asset classes.

Approach

Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. The minimum standards to be met so that credit risk mitigation can be recognised are embodied in Westpac’s credit rules and policies. All proposals for risk mitigation require a formal submission confirming compliance with these standards, for approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn.

The amount of credit risk mitigation recognised is the face value of the mitigation instrument, which is adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation.

For regulatory capital purposes Westpac addresses credit risk mitigation as follows:

●     exposures secured by cash, eligible financial collateral or where protection is bought via credit linked notes, provided the proceeds are invested in either cash or eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD1;

●     exposures that are mitigated by way of eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party on default or non-payment by the customer, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is a financial firm rated A/A2 or better; and

●     exposures that are mitigated by way of guarantees, letters of credit, credit default swaps or similar instruments, where the eligibility criteria for double default treatment are not met, are treated under the substitution approach.

Structure and organisation

Westpac Institutional Bank is responsible for managing the overall risk in Westpac’s corporate, sovereign and bank credit portfolios, and uses a variety of instruments, including securitisation and single name credit default swaps, to manage loan and counterparty risk. Divisions within Westpac Institutional Bank are responsible for actively monitoring the underlying exposure and the offsetting hedge book. Westpac Institutional Bank has a dedicated portfolio trading desk with the specific mandate to execute hedge transactions and monitor the underlying exposure.

Risk reporting

Monthly reports are issued, which detail risk mitigated facilities where the mitigation instruments mature within 30 to 90 days. Following decisions by the relevant business and credit risk management units, an independent operational unit ensures necessary actions are implemented in a timely fashion.

Specific reporting is maintained and monitored on the matching of hedges with underlying facilities, with any adjustments to hedges (e.g. unwinds or extensions) managed dynamically.

Netting

Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted.

Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master netting agreements which allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure.

Collateral valuation and management

Westpac revalues financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place so that calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented via the Credit Support Annex of the International Swaps and Derivatives Association (ISDA) master agreement for derivatives transactions and Global Master Repurchase Agreement (GMRA) for repurchase transactions and Clearing Agreements for cleared trades.

[1] Excludes collateralised derivative transactions.

54 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Credit risk mitigation

Types of collateral taken

Westpac recognises the following as eligible collateral for credit risk mitigation by way of risk reduction:

●                  cash (primarily in Australian dollars (AUD), New Zealand dollars (NZD), US dollars (USD), Canadian dollars (CAD), British pounds (GBP), or Euro (EUR));

●                  bonds issued by Australian Commonwealth, State and Territory governments or their Public Sector Enterprises, provided these attract a zero risk-weighting under APS112;

●                  securities issued by other specified AA-/Aa3 or better rated sovereign governments; and

●                  protection bought via credit-linked notes (provided the proceeds are invested in cash or other eligible collateral described above).

Guarantor/credit derivative counterparties

For mitigation by risk transfer, Westpac only recognises unconditional irrevocable guarantees, standby letters of credit or equivalent eligible instruments issued by, or eligible credit derivative protection bought from, the following entities provided they are not related to the underlying obligor:

●                  sovereign entities;

●                  public sector entities in Australia and New Zealand;

●                  authorised deposit taking institutions and overseas banks with a minimum risk grade equivalent of A-/A3. The Group Chief Credit Officer (GCCO)  has the authority to approve exceptions to the A-/A3 minimum; and

●                  other entities with a minimum risk grade equivalent of A-/A3. The GCCO has the authority to approve exceptions to the A-/A3 minimum.

Market and/or credit risk concentrations

When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre-mitigation) and net exposure.

Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties.

All exposures to risk transfer counterparties are separately approved under Westpac’s usual credit approval process, with the amount and tenor of mitigation recorded against the counterparty in Westpac’s exposure management systems. The credit quality of mitigation providers is reviewed regularly in accordance with Westpac’s usual periodic review processes.

Market risks arising from credit risk mitigation activities are managed similarly to market risks arising from any other trading activities.

These risks are managed under either the market risk banking book or trading book frameworks as appropriate.

Westpac Group September 2018 Pillar 3 report | 55

Pillar 3 report Credit risk mitigation

Total exposure covered by collateral, credit derivatives and guarantees

		Impact		Total exposure for	Credit Risk Mitigants
30 September 2018	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	129,044	(225)	128,819	2,856	1,648	353	18
Sovereign	79,136	(106)	79,030	369	106	226	-
Bank	25,068	(1,421)	23,648	3,838	1,421	-	-
Standardised	18,166	-	18,166	2,663	-	-	-
Total	251,414	(1,752)	249,663	9,726	3,175	579	18

		Impact		Total exposure for	Credit Risk Mitigants
31 March 2018	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	130,424	(559)	129,865	3,433	1,528	458	44
Sovereign	76,508	(192)	76,316	465	192	235	-
Bank	25,997	(2,130)	23,867	6,144	2,130	-	-
Standardised	18,105	(22)	18,083	2,760	22	-	-
Total	251,034	(2,903)	248,131	12,802	3,872	693	44

		Impact		Total exposure for	Credit Risk Mitigants
30 September 2017	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	127,268	(521)	126,747	3,079	1,351	308	115
Sovereign	71,475	(4)	71,471	242	4	234	-
Bank	22,736	(1,595)	21,141	4,519	1,595	-	-
Standardised	17,387	(14)	17,373	2,226	14	-	-
Total	238,866	(2,134)	236,732	10,066	2,964	542	115

[1] Impact of credit mitigation under the substitution approach.

56 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Counterparty credit risk

This section describes Westpac’s exposure to credit risk arising from derivative and treasury products.

Approach

Westpac’s process for managing derivatives and counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac simulates future market rates by imposing shocks on market prices and rates, and assessing the effect these shocks have on the mark-to-market value of Westpac’s positions. These simulated exposure numbers are then checked against pre-settlement risk limits that are set at the counterparty level.

Structure and organisation

The Financial Markets Credit management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products.

Risk reporting

Westpac actively assesses and manages the counterparty credit exposure arising from derivatives business. A daily simulation of potential future counterparty credit exposure taking into account movements in market rates is conducted. This simulation quantifies credit exposure using the Derivative Risk Equivalent (DRE) methodology and exposure is loaded into a credit limit management system. Limit excesses are reported to credit managers and actioned within strict timeframes.

Market related credit risk

There are two components to the regulatory capital requirements for credit risk arising from derivative products:

●      capital to absorb losses arising from the default of derivative counterparties; and

●      capital to absorb losses arising from mark-to-market valuation movements resulting from changes in the credit quality of derivative counterparties. These valuation movements are referred to as credit valuation adjustments and this risk is sometimes labelled as credit valuation adjustment (CVA) risk. Westpac refers to this requirement as mark-to-market related credit risk.

Risk mitigation

Mitigation is achieved in a number of ways:

●      the limit system monitors for excesses of the pre-determined limits, with any excesses being immediately notified to authorised credit officers;

●      Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met or exceeded; and

●      credit derivatives are used to mitigate credit exposure against certain counterparties.

In addition, the following approaches are also used as appropriate to mitigate credit risk:

●      incorporating right-to-break in Westpac’s contracts, effectively reducing the tenor of the risk;

●      signing netting agreements, allowing the exposure across a portfolio of trades to be netted;

●      regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts; and

●      downgrade triggers in documentation that, if breached, require the counterparty to provide collateral.

Counterparty derivative exposures and limits

The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the exposure for derivatives which is based on the DRE methodology. DRE is a credit exposure measure for derivative trades which is calibrated to a ‘loan-equivalent’ exposure.

Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

Westpac Group September 2018 Pillar 3 report | 57

Pillar 3 report Counterparty credit risk

Wrong-way risk exposures

Westpac defines wrong-way risk as exposure to a counterparty which is adversely correlated with the credit quality of that counterparty. With respect to credit derivatives, wrong-way risk refers to credit protection purchased from a counterparty highly correlated to the reference obligation.

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. These transactions are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between the ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac’s credit rating

Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch downgrade, postings of $65 million; while for a two notch downgrade, postings would be $90 million1.

Counterparty credit risk summary

	30 September	31 March	30 September
$m	2018	2018	2017
Gross positive fair value of contracts	63,908	67,051	60,276
Netting benefits	(36,362)	(37,239)	(36,151)
Netted current credit exposure	27,546	29,812	24,125

Collateral held	(1,752)	(2,903)	(2,134)
Mark-to-market credit related risk reduction	(99)	(113)	(116)
Net derivatives credit exposure	25,695	26,796	21,875

Exposure at default
Gross credit exposure amount of credit derivative hedges	-	-	-
Credit exposure	-	-	-
Interest rate contracts	7,989	8,393	7,426
Foreign exchange contracts	10,697	11,519	8,374
Equity contracts	395	336	287
Credit derivatives	465	305	241
Commodity contracts	4,821	4,521	3,643
Other	1,338	1,722	1,904
Total	25,705	26,796	21,875

Credit derivative transactions that create exposures to counterparty credit risk

30 September 2018	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	216	244	2	4
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	216	244	2	4

31 March 2018	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	146	150	4	5
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	146	150	4	5

[1] Credit rating downgrade postings are cumulative.

58 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Counterparty credit risk

30 September 2017	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold
Credit Default Swaps	128	101	4	8
Total Return Swaps	-	-	-	-
Credit options	-	-	-	-
Credit linked notes	-	-	-	-
Collateralised Loan Obligations	-	-	-	-
Other	-	-	-	-
Total	128	101	4	8

Westpac Group September 2018 Pillar 3 report | 59

Pillar 3 report Securitisation

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

●                  traditional or true sale securitisations, which involve the transfer of ownership of the underlying asset pool to a third party; and

●                  synthetic transactions, where the ownership of the pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Covered bond transactions, in which bonds issued by Westpac are guaranteed by assets held in a special purpose vehicle, are not considered to be securitisation transactions.

Approach

Westpac’s involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes the arranging of transactions, the provision of securitisation services and the provision of funding for clients, including clients requiring access to capital markets.

Securitisation of Westpac originated assets - Securitisation is a funding, liquidity and capital management tool. It allows Westpac the ability to liquefy a pool of assets and increase Westpac’s wholesale funding capacity. Westpac may provide arm’s length facilities to the securitisation vehicles. The facilities entered into typically include the provision of liquidity, funding, underwriting and derivative contracts.

Westpac has entered into on balance sheet securitisation transactions whereby loans originated by Westpac are transformed into stocks of saleable mortgage backed securities and held in the originating bank’s liquid asset portfolio. These ‘self securitisations’ do not change risk weighted assets1. No securitisation transactions for Westpac originated assets are classified as a resecuritisation.

Securitisation in the management of Westpac’s credit portfolio - Westpac uses securitisation, including portfolio credit default swaps, to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities. Transactions are entered into to manage counterparty credit risk or concentration risks.

Provision of securitisation services, including funding and management of conduit vehicles - Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include access to the Asset Backed Commercial Paper market through the Waratah conduit, which is the Westpac-sponsored securitisation conduit; the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet; and arranging asset-backed bond issues. Westpac provides facilities to the Waratah securitisation conduit including liquidity, funding, underwriting, credit enhancement and derivative contracts. Securitisation facilities provided by Westpac include resecuritisation exposures which are securitisation exposures in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is itself a securitisation exposure. Westpac also buys and sells securitisation exposures in the secondary market to facilitate portfolio management activity by its institutional customers who hold asset backed bonds.

Westpac’s role in the securitisation process

Securitisation activity	Role played by Westpac
Securitisation of Westpac originated assets	● Arranger ● Asset originator ● Bond distributor ● Facility provider	● Note holder ● Trust manager ● Swap provider ● Servicer
Securitisation in the management of Westpac’s credit portfolio	● Hedger - protection purchaser ● Investor - protection seller ● Investor - purchaser of securitisation exposures

[1] The credit exposures of the underlying loans are measured in accordance with APS113.

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Pillar 3 report Securitisation

Provision of securitisation services including funding and management of conduit vehicle	● Arranger ● Bond distributor ● Credit enhancement provider ● Funder	● Liquidity facility provider ● Swap counterparty servicer ● Market maker and broker for distributed bonds

Key Objectives

Securitisation of Westpac originated assets - The securitisation of Westpac’s own assets provides funding diversity, and is a core tool of liquidity management.

Securitisation in the management of Westpac’s credit portfolio - Westpac acts as principal in transactions and will buy and sell protection in order to meet its portfolio management objectives. Westpac also purchases securitisation exposures in order to earn income. All securitisation activity must follow Westpac’s credit policies and approval processes.

Provision of securitisation services including funding and management of conduit vehicles - Westpac receives market-based fees in return for its services as servicer, swap counterparty, arranger and facility provider and program fees, interest margins and bond distribution fees on warehouse and term funding facilities.  Westpac facilitates portfolio management activity by its institutional customers by buying and selling securitisation exposures in the secondary market and is compensated through an interest margin and bid-offer spread on the transactions.

Structure and organisation

Securitisation of Westpac originated assets - Westpac’s Treasury operations are responsible for all Westpac originated securitisation activity including funding, liquidity and capital management.

Securitisation in the management of Westpac’s credit portfolio - Westpac’s exposure arising from securitisation, including portfolio hedging, is managed by Westpac Institutional Bank (WIB) and integrated within Westpac’s standard risk reporting and management systems.

Provision of securitisation services including funding and management of conduit vehicles - These services are provided by WIB and include the provision of liquidity, credit enhancement, funding and derivative facilities, servicer and arranger services, and market-making and broking of asset-backed bonds.

Risk reporting

Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac.

Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries.

Market risk exposure - Exposures arising from transactions with the securitisation conduit and other counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework.

Liquidity risk exposure - Exposure to, and the impact of, securitisation transactions are managed under the Liquidity Risk Management Framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the securitisation of Westpac originated assets.

Risk mitigation

Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac’s hedging arrangements to each securitisation trust are captured and managed within Westpac’s asset and liability management framework. The liquidity risk generated by Westpac’s liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with Westpac’s liquidity management policies along with all other contingent liquidity facilities.

Securitisation in the management of Westpac’s credit portfolio - Transactions are approved in accordance with Westpac’s credit risk mitigation approach (see pages 54 and 55).

Provision of securitisation services including funding and management of conduit vehicles - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed

Westpac Group September 2018 Pillar 3 report | 61

Pillar 3 report Securitisation

transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk policies that governs the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to Westpac’s credit risk mitigation approach (see pages 54 and 55). Any interest rate or currency hedging is subject to counterparty credit risk management (see pages 57 and 58) and market risk management (see pages 70 and 71) policies and processes.

Regulatory capital approaches

The regulatory capital treatment of all securitisation exposures is measured in accordance with APS1201.  APS120 specifies that securitisation exposures held in the trading book are subject to the requirements of Prudential Standard APS 116 Capital Adequacy: Market Risk.

Under APS120 the approaches employed include the External Rating Based Approach (ERBA) and the Supervisory Formula Approach (SFA). Under the ERBA, APRA provides risk-weights that are matched to external credit ratings and takes into account tranche maturity and tranche thickness. The SFA applicable to unrated exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements. The Internal Assessment Approach (IAA) is not permitted under APS120.

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac’s calculation of credit risk weighted assets if capital relief is sought and the requirements of APS120 are satisfied2. Westpac cannot rely on external rating when risk weighting its exposure to these trusts and must use the SFA instead.

In instances where insufficient risk transfer is achieved by the transaction for regulatory purposes, the capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges.

Securitisation in the management of Westpac’s credit portfolio - Unless Westpac makes an election under APS120, the underlying assets subject to synthetic securitisation are excluded from Westpac’s calculation of credit risk weighted assets. They are replaced with the credit risk weight of the applicable securitisation instrument, usually credit default swaps or underlying cash collateral. Westpac applies the ERBA and the SFA when determining regulatory capital treatments for securitisation exposures arising from the management of its credit portfolio.

Provision of securitisation services including funding - Westpac uses the ERBA and the SFA methodology when determining regulatory capital requirements for warehouse and term funding facilities related to securitised assets on Westpac’s balance sheet.

The External Credit Assessment Institutions that can be used by Westpac for securitisations are Standard & Poor’s, Moody’s and Fitch.

Westpac’s accounting policies for securitisation activities

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac’s balance sheet for accounting purposes.

Securitisation in the management of Westpac’s credit portfolio - For risk mitigation using synthetic securitisation, the underlying assets remain on Westpac’s balance sheet for accounting purposes. The accounting treatment of the assets will depend on their nature. They could include loans and receivables, available for sale securities or derivatives. The most common form of synthetic securitisation is via a credit default swap, which is treated as a derivative and recognised in the profit and loss statement at fair value.

For investment in securitisation exposures, if the instrument has been designated on initial recognition at fair value (including instruments containing a credit default swap), the exposure will be measured at fair value through the Income Statement.  All other investments in securitisation exposures will be classified as available-for-sale (AFS) and measured at fair value through Other Comprehensive Income (within the AFS securities reserve).

Provision of securitisation services including funding and management of conduit vehicles - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans.

[1] The latest version of APS120 came into effect from 1 January 2018. [2] Including the requirements to achieve capital relief.

62 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Securitisation

Banking book summary of assets securitised by Westpac

This table shows outstanding banking book securitisation assets and assets intended to be securitised1 for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by Westpac during the current period.

Securitised assets are held in securitisation trusts. Trusts which meet requirements to achieve capital relief do not form part of the Level 2 consolidated group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS113.

	Total outstanding securitised by ADI		Assets			Westpac
30 September 2018	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	88,846	-	-	48	681	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	3,838	-	-	41	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	92,684	-	-	89	681	-

	Total outstanding securitised by ADI		Assets			Westpac
31 March 2018	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	88,102	-	-	17	646	1
Credit cards	-	-	-	-	-	-
Auto and equipment finance	3,692	-	-	37	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	91,794	-	-	54	646	1

	Total outstanding securitised by ADI		Assets			Westpac
30 September 2017	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	86,130	-	-	13	628	1
Credit cards	-	-	-	-	-	-
Auto and equipment finance	3,273	-	-	26	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	89,403	-	-	39	628	1

Banking book summary of total Westpac sponsored third party assets securitised

This table represents banking book third party assets where Westpac acts as a sponsor.

$m	30 September 2018	31 March 2018	30 September 2017
Residential mortgages	-	-	392
Credit cards	-	-	-
Auto and equipment finance	-	-	-
Business lending	-	-	-
Investments in ABS	-	-	-
Other	-	-	-
Total	-	-	392

[1]  Represents securitisation activity from the end of the reporting period to the disclosure date of this report.

[2]  Includes self-securitisation assets of $83,733 million at 30 September  2018 ($82,430 million at 31 March 2018 and $79,835 million at 30 September 2017).

Westpac Group September 2018 Pillar 3 report | 63

Pillar 3 report Securitisation

Banking book summary of securitisation activity by asset type

This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period.

For the 12 months ended
30 September 2018	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	21,298	-
Credit cards	-	-
Auto and equipment finance	2,493	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	23,791	-

For the 6 months ended
31 March 2018	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	11,074	-
Credit cards	-	-
Auto and equipment finance	1,436	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	12,510	-

For the 12 months ended
30 September 2017	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	14,732	-
Credit cards	-	-
Auto and equipment finance	2,508	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	17,240	-

64 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Securitisation

Banking book summary of on and off-balance sheet securitisation by exposure type

30 September 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	9,341	32	9,373
Liquidity facilities	-	-	212	212
Funding facilities	3,220	-	1,341	4,561
Underwriting facilities	-	-	-	-
Lending facilities	11	-	5	16
Warehouse facilities	9,865	-	3,621	13,486
Total	13,096	9,341	5,211	27,648

31 March 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	9,253	33	9,286
Liquidity facilities	40	-	266	306
Funding facilities	4,428	-	2,576	7,004
Underwriting facilities	-	-	-	-
Lending facilities	441	-	75	516
Warehouse facilities	6,711	-	2,739	9,450
Total	11,620	9,253	5,689	26,562

30 September 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,717	-	8,717
Liquidity facilities	-	-	1,016	1,016
Funding facilities	11,682	-	5,084	16,766
Underwriting facilities	-	-	82	82
Lending facilities	-	-	131	131
Warehouse facilities	-	-	-	-
Total	11,682	8,717	6,313	26,712

Westpac Group September 2018 Pillar 3 report | 65

Pillar 3 report Securitisation

Banking book securitisation exposure at default by risk weight band

30 September 2018	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	-	-	-	-	-	-
Greater than 10 - 20%	22,941	-	22,941	3,968	-	3,968
Greater than 20 - 30%	1,470	-	1,470	368	-	368
Greater than 30 - 50%	2,627	-	2,627	1,011	-	1,011
Greater than 50 - 75%	281	-	281	181	-	181
Greater than 75 - 100%	274	-	274	257	-	257
Greater than 100 - 250%	37	-	37	43	-	43
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	18	-	18	90	-	90
Other	-	-	-	-	-	-
Deductions	-	-	-	-	-	-
Total	27,648	-	27,648	5,918	-	5,918

31 March 2018	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	-	-	-	-	-	-
Greater than 10 - 20%	21,314	-	21,314	3,814	-	3,814
Greater than 20 - 30%	1,546	-	1,546	403	-	403
Greater than 30 - 50%	2,959	-	2,959	1,076	-	1,076
Greater than 50 - 75%	350	-	350	198	-	198
Greater than 75 - 100%	377	-	377	363	-	363
Greater than 100 - 250%	13	-	13	15	-	15
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	-	-	-	-	-	-
Other	3	-	3	-	-	-
Deductions	-	-	-	-	-	-
Total	26,562	-	26,562	5,869	-	5,869

30 September 2017	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	10,207	-	10,207	738	-	738
Greater than 10 - 20%	14,326	-	14,326	2,219	-	2,219
Greater than 20 - 30%	-	-	-	-	-	-
Greater than 30 - 50%	1,134	-	1,134	419	-	419
Greater than 50 - 75%	43	735	778	32	478	510
Greater than 75 - 100%	182	82	264	182	82	264
Greater than 100 - 250%	-	-	-	-	-	-
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	3	-	3	17	-	17
Other	-	-	-	-	-	-
Deductions	-	-	-	-	-	-
Total	25,895	817	26,712	3,607	560	4,167

Banking book securitisation exposure deducted from capital

This table shows securitisation exposures deducted (which excludes set up costs) from common equity Tier 1 capital.

$m	30 September 2018	31 March 2018	30 September 2017
Securities	-	-	-
Liquidity facilities	-	-	-
Funding facilities	-	3	-
Underwriting facilities	-	-	-
Credit enhancements	-	-	-
Derivative transactions	-	-	-
Total	-	3	-

66 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Securitisation

Banking book securitisation subject to early amortisation treatment

There is no securitisation exposure in the banking book that is subject to early amortisation treatment as at 30 September 2018 (nil as at 31 March 2018).

Banking book resecuritisation exposure subject to credit risk mitigation (CRM)

As at 30 September 2018 resecuritisation exposures subject to CRM was nil (nil at 31 March 2018).

Banking book resecuritisation exposure to guarantors

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments as at 30 September 2018 (nil as at 31 March 2018).

Trading book summary of assets securitised by Westpac

As at 30 September 2018 there was nil in outstanding securitisation exposures for Westpac originated assets held in the trading book (nil as at 31 March 2018).

Trading book summary of total Westpac sponsored third party assets securitised

There are no third party assets held in the trading book where Westpac is responsible for the establishment of the securitisation program and subsequent management as at 30 September 2018 (nil as at 31 March 2018).

Trading book summary of securitisation activity by asset type

There is no originated securitisation activity in the trading book for the 12 months to 30 September 2018 (nil for the 6 months to 31 March 2018).

Trading book aggregated amount of exposure securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk

As at 30 September 2018 there is no Westpac originated outstanding securitisation exposure held in the trading book subject to APS116 Capital Adequacy: Market Risk (nil as at 31 March 2018).

Westpac Group September 2018 Pillar 3 report | 67

Pillar 3 report Securitisation

Trading book summary of on and off-balance sheet securitisation by exposure type1

30 September 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	76	-	76
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	51	51
Other derivatives	-	-	36	36
Total	-	76	87	163

31 March 2018	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	150	-	150
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	54	54
Other derivatives	-	-	37	37
Total	-	150	91	241

30 September 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	130	-	130
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	54	54
Other derivatives	-	-	56	56
Total	-	130	110	240

Trading book securitisation exposure subject to specific risk

There is no trading book securitisation exposure subject to specific risk for 30 September 2018 (nil for 31 March 2018).

Trading book securitisation exposure subject to APS120 Securitisation specific risk by risk weight band

There is no trading book securitisation exposure subject to APS120 specific risk for 30 September 2018 (nil for 31 March 2018).

Trading book capital requirements for securitisation exposures subject to internal models approach (IMA) by risk classification

There is no trading book capital requirement for securitisation subject to IMA for 30 September 2018 (nil for 31 March 2018).

Trading book capital requirements for securitisation regulatory capital approaches by risk weight band

There is no trading book capital requirement for securitisation subject to regulatory capital approaches for 30 September 2018 (nil for 31 March 2018).

1 EAD associated with trading book securitisation is not included in the EAD by Major Type on page 29. Trading book securitisation exposure is captured and risk weighted under APS116.

68 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Securitisation

Trading book securitisation exposure deducted from capital

There is no trading book capital deduction for 30 September 2018 (nil for 31 March 2018).

Trading book securitisation subject to early amortisation treatment

There is no securitisation exposure in the trading book that is subject to early amortisation treatment for 30 September 2018 (nil for 31 March 2018).

Trading book resecuritisation exposure subject to CRM

Westpac has no resecuritisation exposure subject to CRM at 30 September 2018 (nil for 31 March 2018).

Trading book resecuritisation by guarantor creditworthiness

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 30 September 2018 (nil for 31 March 2018).

Westpac Group September 2018 Pillar 3 report | 69

Pillar 3 report Market risk

Westpac’s exposure to market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the standard method and the internal model approach, details of which are provided below.

Approach

Trading activities are managed within a BRCC approved market risk framework that incorporates BRCC approved value at risk (VaR) and stressed value at risk (SVaR) limits. VaR and SVaR are the primary mechanisms for measuring and managing market risk. Market risk is managed using VaR, SVaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon business strategies and experience, in addition to the consideration of market liquidity and concentration risk.

All trades are fair valued daily using rates that have been captured automatically from an independent market data source that has been approved by the Revaluation Committee (RC). Where there is no source of independent rates, data will either be derived using a methodology approved by the RC or sourced from dealer contributions. Where dealer-sourced rates/inputs are applied, the RC will meet monthly to review the results of independent price verification performed by the valuation function. In addition, valuation adjustments may be made as deductions from Common Equity Tier 1 Capital for exposures which are not be captured through the fair valuation framework.

The current valuation adjustment considers the impact of the volatility smile in foreign exchange exotic options based on an assessment of the average of at-the-money and non-at-the-money volatilities. The resulting adjustment is not material. Rates that have limited independent sources are reviewed at least on a monthly basis.

Financial Markets’ trading activity represents dealings that encompass book running and distribution activity. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk.

Treasury’s trading activity represents dealings that include the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding book, liquid asset portfolios and foreign exchange repatriations. Treasury also manages banking book risk which is discussed in the Interest Rate Risk in the Banking Book section.

VaR and SVaR limits

Market risk arising from trading book activities is primarily measured using VaR based on an historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated to a 99% confidence level using the most recent 12 months of historical market data. SVaR is an additional VaR measure which uses 12 months of historical market data that includes a period of significant financial stress. VaR and SVaR take account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables.

In addition to the BRCC approved market risk VaR and SVaR limits for trading activities, MARCO has approved separate VaR and SVaR sub-limits for the trading activities of Financial Markets and Treasury.

Backtesting

Daily backtesting of VaR results is performed to ensure that model integrity is maintained. A review of both the actual and potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data.

Stress testing

Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. An escalation framework around selective stress tests is approved by the Head of Market Risk.

Profit and loss notification framework

The BRCC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total.

70 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Market risk

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by risk managers in the Market Risk team, who monitor market risk exposures against VaR, SVaR and structural limits. Daily VaR and SVaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity risks (including equity specific risk). Under the model, regulatory capital is derived from both the current VaR window (based upon the most recent 12 months of historical market data) and a SVaR window (12 months of market data that includes a period of significant financial stress), where these VaR measures are calculated over a 10-day time horizon to a 99th percentile, one-tailed confidence interval. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method and is added to the VaR regulatory capital measure.

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risks are consolidated into portfolios based on product and risk type. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

●       trading authorities and responsibilities are clearly delineated at all levels;

●       a structured system of limits and reporting of risk exposures, including stress testing;

●       surveillance of dealing room conduct;

●       all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;

●       models that are used to determine risk or profit and loss for Westpac’s accounts are independently reviewed;

●       duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and

●       legal personnel review documentation for compliance with relevant laws and regulations. In addition, internal audit independently reviews compliance with policies, procedures and limits.

In addition, Group Audit independently reviews compliance with policies, procedures and limits.

Market risk regulatory capital and risk weighted assets

The Internal model approach uses VaR and Stressed VaR, while the Standard approach is used for interest rate specific risk.

$m	30 September 2018	31 March 2018	30 September 2017
Internal model approach	476	527	587
Standard approach	62	65	61
Total capital required	538	592	648
Risk weighted assets	6,723	7,406	8,094

Westpac Group September 2018 Pillar 3 report | 71

Pillar 3 report Market risk

VaR by risk type

30 September 2018		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	15.6	5.3	10.2	13.8
Foreign exchange risk	6.6	1.3	3.2	2.9
Equity risk	0.2	0.0	0.0	0.0
Commodity risk	24.3	1.7	6.6	10.0
Other market risks	5.8	1.7	4.7	5.5
Diversification benefit	NA	NA	(9.4)	(14.3)
Net market risk[1]	28.1	10.1	15.5	17.9

31 March 2018		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	11.0	5.1	6.9	6.1
Foreign exchange risk	6.9	0.7	2.8	2.3
Equity risk	1.0	0.0	0.1	0.4
Commodity risk	15.0	3.1	6.4	9.0
Other market risks	4.5	1.4	2.9	1.7
Diversification benefit	NA	NA	(7.8)	(8.9)
Net market risk[1]	19.3	6.7	11.3	10.7

30 September 2017		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	14.4	5.4	8.7	10.4
Foreign exchange risk	7.2	0.6	3.0	1.1
Equity risk	0.4	0.0	0.1	0.1
Commodity risk	14.1	3.5	8.1	10.7
Other market risks	4.7	3.6	3.9	3.6
Diversification benefit	NA	NA	(9.0)	(8.8)
Net market risk[1]	18.3	11.0	14.7	17.1

Stressed VaR by risk type

30 September 2018		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	99.4	49.4	64.4	58.8
Foreign exchange risk	37.6	1.8	10.0	14.8
Equity risk	0.6	0.1	0.2	0.2
Commodity risk	77.3	2.7	15.3	26.0
Other market risks	13.2	7.8	11.5	11.9
Diversification benefit	NA	NA	(38.1)	(44.2)
Net market risk[1]	94.1	46.0	63.3	67.4

31 March 2018		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	114.9	41.3	63.6	62.6
Foreign exchange risk	18.0	1.0	6.4	6.8
Equity risk	3.4	0.0	0.2	1.4
Commodity risk	25.9	2.4	8.9	14.7
Other market risks	13.2	7.1	9.6	8.1
Diversification benefit	NA	NA	(23.2)	(33.9)
Net market risk[1]	114.4	40.8	65.4	59.7

1          VaR and SVaR measures shown here use a 1 day time horizon. The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

72 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Market risk

30 September 2017		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	96.4	49.8	66.4	80.3
Foreign exchange risk	20.4	0.5	5.8	1.7
Equity risk	1.2	0.1	0.2	0.2
Commodity risk	28.3	5.6	11.9	14.5
Other market risks	13.6	9.4	11.2	10.1
Diversification benefit	NA	NA	(28.9)	(19.7)
Net market risk[1]	95.1	41.7	66.7	87.2

Back-testing results

The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 30 September 2018.

[1] The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

Westpac Group September 2018 Pillar 3 report | 73

Pillar 3 report Liquidity risk management

Liquidity risk is the risk that Westpac will be unable to fund assets and meet obligations as they become due. This type of risk is inherent in all banks through their role as intermediaries between depositors and borrowers.

Approach

Liquidity risk is measured and managed in accordance with the policies and processes defined in the Board approved Liquidity Risk Management Framework.

Responsibility for managing the Group’s liquidity and funding positions in accordance with the Group’s Liquidity Risk Management Framework is delegated to Treasury, under the oversight of ALCO.

Liquidity Risk Management Framework

Westpac’s Liquidity Risk Management Framework sets out the Group’s liquidity risk appetite, roles and responsibilities of key people managing liquidity risk within the Group, risk reporting and control processes, limits and targets used to manage the Group’s balance sheet. Key components of Westpac’s approach to liquidity risk management are listed below.

Funding strategy

Treasury undertakes an annual funding review that outlines the Group’s balance sheet funding strategy over a three year period. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates.

The Group monitors the composition and stability of its funding so that it remains within the Group’s funding risk appetite. This includes compliance with both the LCR and Net Stable Funding Ratio (NSFR). See also section 2.4.2 ‘Funding and Liquidity Risk Management’ in the Westpac Group 2018 Full Year Results Announcement for further detail.

Liquid asset holdings

Westpac holds a portfolio of liquid assets for several purposes, including as a buffer against unforeseen funding requirements. The level of liquid assets held takes into account the liquidity requirements of Westpac’s balance sheet under normal and stress conditions.

Liquidity modelling

In managing liquidity for the Group, Treasury utilises balance sheet forecasts and the maturity profile of the Group’s wholesale funding portfolio to project liquidity outcomes. Regional liquidity limits are also used by the Group to ensure liquidity is managed efficiently and prudently in other geographies.

In addition, the Group conducts regular stress testing to assess Westpac’s ability to meet cash flow obligations under a range of market conditions and scenarios. These scenarios inform liquidity limits and strategic planning.

Liquidity transfer pricing

Westpac has a liquidity transfer pricing framework which allocates liquidity costs across the Group.

Contingency planning

Treasury maintains a contingent funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is aligned with Westpac’s broader Liquidity Crisis Management Policy which is approved annually by the Board.

Liquidity reporting

Daily liquidity risk reports are reviewed by Treasury and the Group’s Liquidity Risk teams. Liquidity reports are presented to ALCO monthly and to the board quarterly.

74 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Liquidity risk coverage ratio

Liquidity Coverage Ratio

The Liquidity Coverage Ratio (LCR) requires banks to hold sufficient high-quality liquid assets, as defined by APRA, to withstand 30 days under a regulator-defined acute stress scenario. Westpac’s LCR as at 30 September 2018 was 133%1 (31 March 2018: 134%) and the average LCR for the quarter was 131%2 (31 March 2018: 128%).

Liquid assets included in the LCR comprise High Quality Liquid Assets (HQLA), the Committed Liquidity Facility (CLF) from the Reserve Bank of Australia and additional qualifying Reserve Bank of New Zealand securities. Westpac received approval from APRA for a CLF of $57.0 billion for the calendar year 2018 (2017 calendar year: $49.1 billion). Westpac maintains a portfolio of HQLA and these averaged $77.5 billion over the quarter2.

Funding is sourced from retail, small business and institutional customer deposits and wholesale funding. Westpac seeks to minimise the outflows associated with this funding by targeting customer deposits with lower LCR outflow rates and actively manages the maturity profile of its wholesale funding portfolio. Westpac maintains a buffer over the regulatory minimum of 100%.

	30 September 2018		30 June 2018
	Total unweighted	Total weighted	Total unweighted	Total weighted
$m	value (average)[2]	value (average)[2]	value (average)[3]	value (average)[3]
Liquid assets, of which:
1 High-quality liquid assets (HQLA)		77,532		75,723
2 Alternative liquid assets (ALA)		50,992		50,773
3 Reserve Bank of New Zealand (RBNZ) securities		5,077		5,788

Cash Outflows
4 Retail deposits and deposits from small business customers, of which:	232,847	21,246	232,366	21,176
5 Stable deposits	113,369	5,668	113,097	5,655
6 Less stable deposits	119,478	15,578	119,269	15,521

7 Unsecured wholesale funding, of which:	125,689	63,733	121,470	60,263
8 Operational deposits (all counterparties) and deposits in networks for cooperative banks	43,499	10,808	42,203	10,484
9 Non-operational deposits (all counterparties)	68,999	39,734	69,774	40,286
10 Unsecured debt	13,191	13,191	9,493	9,493

11 Secured wholesale funding		-		-

12 Additional requirements, of which:	200,525	26,892	204,858	29,746
13 Outflows related to derivatives exposures and other collateral requirements	10,428	10,428	12,736	12,736
14 Outflows related to loss of funding on debt products	164	164	757	757
15 Credit and liquidity facilities	189,933	16,300	191,365	16,253

16 Other contractual funding obligations	508	508	1,383	1,383
17 Other contingent funding obligations	42,654	3,902	43,165	4,001

18 Total cash outflows		116,281		116,569

Cash inflows
19 Secured lending (e.g. reverse repos)	4,162	-	3,512	-
20 Inflows from fully performing exposures	17,897	11,288	18,526	11,826
21 Other cash inflows	3,080	3,080	3,195	3,195
22 Total cash inflows	25,139	14,368	25,233	15,021

23 Total liquid assets		133,601		132,284
24 Total net cash outflows		101,913		101,548
25 Liquidity Coverage Ratio (%)		131%		130%
Number of data points used		66		63

[1]  Calculated as total liquid assets divided by total net cash outflows for 30 September 2018.

[2]  Calculated as a simple average of the daily observations over the 30 September 2018 quarter.

[3]  Calculated as a simple average of the daily observations over the 30 June 2018 quarter.

Westpac Group September 2018 Pillar 3 report | 75

Pillar 3 report Net stable funding ratio

Net Stable Funding Ratio (NSFR) disclosure

The NSFR is a structural measure which requires that a bank has sufficient Available Stable Funding (ASF) to cover its Required Stable Funding (RSF) over a one year horizon. Westpac’s NSFR as at 30 September was 114%1 (31 March 2018 112%). Westpac maintains a buffer over the regulatory minimum of 100%.

	Unweighted value by residual maturity
30 September 2018	No	< 6	6 months	> 1 year	Weighted
$m	maturity	months	to < 1yr		value
Available Stable Funding (ASF) Item
1 Capital	72,727	-	-	7,016	79,743
2 Regulatory capital	72,727	-	-	7,016	79,743
3 Other capital instruments	-	-	-	-	-

4 Retail deposits and deposits from small business customers	-	320,455	522	290	296,238
5 Stable deposits	-	141,373	1	-	134,306
6 Less stable deposits	-	179,081	521	290	161,932

7 Wholesale funding	1,030	256,554	42,413	131,431	225,126
8 Operational deposits	-	47,283	-	-	23,641
9 Other wholesale funding	1,030	209,272	42,413	131,431	201,485

10 Liabilities with matching interdependent assets	-	-	-	-	-

11 Other liabilities	-	17,905	-	77	77
12 NSFR derivative liabilities		4,195
13 All other liabilities and equity not included in the above categories	-	13,710	-	77	77

14 Total ASF					601,184

[1] Calculated as total available stable funding divided by total required stable funding for 30 September 2018.

76 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Net stable funding ratio

	Unweighted value by residual maturity
30 September 2018	No	< 6	6 months	> 1 year	Weighted
$m	maturity	months	to < 1yr		value
Required Stable Funding (RSF) Item
15a) Total NSFR (High quality liquid assets - HQLA)					8,457
15b) Alternate Liquid Assets (ALA)					-
15c) Reserve Bank of New Zealand (RBNZ) securities					277

16 Deposits held at other financial institutions for operational purposes	-	-	-	-	-

17 Performing loans and securities	71	55,427	38,693	578,319	474,052
18 Performing loans to financial institutions secured by Level 1 HQLA	-	-	-	-	-

19 Performing loans to financial institutions secured by non-Level 1 HQLA and unsecured performing loans to financial institutions	71	8,627	2,954	9,973	12,816

20 Performing loans to nonfinancial corporate clients, loans to retail and small business customers, and loans to sovereigns, central banks and public sector entities (PSEs), of which:	-	40,094	29,517	131,683	146,551
21 With a risk weight of less than or equal to 35% under APS 112	-	208	201	922	804

22 Performing residential mortgages, of which:	-	5,662	5,617	432,685	310,554
23 With a risk weight equal to 35% under APS 112	-	5,138	5,094	373,267	258,384

24 Securities that are not in default and do not qualify as HQLA, including exchange-traded equities	-	1,045	605	3,978	4,131

25 Assets with matching interdependent liabilities	-	-	-	-	-

26 Other assets:	11,723	9,738	471	23,210	33,542
27 Physical traded commodities, including gold	-				-
28 Assets posted as initial margin for derivative contracts and contributions to default funds of central counterparties (CCPs)		1,379			1,172
29 NSFR derivative assets		6,528			2,333
30 NSFR derivative liabilities before deduction of variation margin posted		8,997			1,799
31 All other assets not included in the above categories	11,723	741	471	15,303	28,238

32 Off-balance sheet items				193,065	13,135

33 Total RSF					529,463

34 Net Stable Funding Ratio (%)					113.5%

Westpac Group September 2018 Pillar 3 report | 77

Pillar 3 report Operational risk

Operational risk is defined at Westpac as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic and reputation risk. Westpac’s operational risk definition is aligned to APS115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk (AMA).

Approach

Westpac has been accredited to use the AMA in accordance with APS115. Westpac’s operational risk is measured and managed in accordance with the policies and processes defined in its Operational Risk Management Framework.

Westpac’s Operational Risk Management Framework

The Operational Risk Management Framework outlines our approach to the:

•     identification, measurement and management of operational risks that may impede Westpac’s ability to achieve its strategic objectives and vision;

•     identification and escalation of operational risk and compliance incidents and issues in order to minimise potential financial losses, reputational damage and shareholder, community, employee and regulatory impacts; and

•     calculation of operational risk capital.

The key components of Westpac’s operational risk management framework are listed below:

Governance - The governance structure provides clearly defined roles and responsibilities for overseeing and reviewing operational risk exposure and its management.

The Board and BRCC are supported by committees, including RISKCO, that monitor operational risk profiles and the effectiveness of operational risk management practices, including operational risk capital.

Risk and Control Management (RCM) - The RCM process provides a structured approach both at a Divisional and Business Unit level for the identification, assessment and management of operational risks which could prevent us from meeting our strategic and business objectives, and the associated controls that help to mitigate those risks.

Issue and Action Management - The Issue and Action Management process encompasses the identification, recording and management of issues, which relate to control deficiencies or gaps, to ensure that they are effectively addressed through action plans.

Key Indicators (KIs) - The framework defines requirements and processes for KIs, which are objective measures used by management to monitor the operational risk and control environment.

Incident Management - Incident management involves identifying operational risk incidents, capturing them in the central operational risk system and escalating them to appropriate levels of management. Early identification and ownership supports the ability to minimise any immediate impacts of the incidents, address the root causes, and devise and monitor management actions required to strengthen the control environment.

Data - The framework includes principles and processes to ensure the integrity of operational risk data used to support management decision-making and calculate and allocate capital. The principles apply to the governance, input and capture, reconciliation and validation, correction, reporting and storage of operational risk data. Operational risk data is subject to independent validation on a regular basis.

Scenario Analysis - Scenario analysis is used to assess the impacts of severe but plausible loss events on Westpac and is an input to the calculation of operational risk capital.

Operational Risk in Projects - The framework defines requirements for understanding and managing the operational risk implications of projects.

Reporting - Regular reporting of operational risk information to governance bodies and senior management is used to support timely and proactive management of operational risk and enable transparent and formal oversight of the risk and control environment.

Controls Assurance - The framework defines the process and requirements for providing assurance over the effectiveness of the operational risk control environment, including the testing and assessment of the design and operating effectiveness of controls.

78 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Operational risk

AMA capital model overview

Operational risk regulatory capital is calculated on a quarterly basis. Westpac’s operational risk capital is based on three data sources:

•     Internal Loss Data – operational risk losses experienced by Westpac;

•     External Loss Data – operational risk losses experienced by other financial institutions; and

•     Scenario Data – potential losses from extreme but plausible events relevant to Westpac.

These data sources together represent the internal and external operational risk profile, across the spectrum of operational risk losses, from both historical and forward-looking perspectives. The model combines these data sources to produce a loss distribution.

Expected loss offsets and risk mitigation

No adjustments or deductions are currently made to Westpac’s measurement of operational risk regulatory capital for the mitigating impacts of insurance or expected operational risk losses.

Operational Risk regulatory capital and risk weighted assets

$m	30 September 2018	31 March 2018	30 September 2017
Advanced measurement approach[1]	3,129	2,469	2,498
Standardised approach	-	-	-
Total capital required	3,129	2,469	2,498
Risk weighted assets	39,113	30,866	31,229

1 At 30 September 2018, includes a $600 million model overlay to approximate standardised approach.

Westpac Group September 2018 Pillar 3 report | 79

Pillar 3 report Equity risk

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group.

Structure and organisation

Any changes to the portfolio and transactional limits for Westpac’s direct equity investments are approved by the BRCC under delegated authority from the Westpac Board. The BRCC also approves the Equity Risk Management framework. MARCO approves sub-limits of the BRCC approved Trading Book VaR limit for Financial Markets, and Treasury. Any equity Trading Book activity is captured under these limits.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved periodically (in most cases annually).

Risk mitigation

Westpac does not use financial instruments to mitigate its exposure to equities in the banking book.

Banking book positions

Hybrid equity underwriting and equity warehousing risk - As a financial intermediary Westpac underwrites listed and unlisted hybrid equity securities. Equity warehousing activities require the acquisition of assets in anticipation of refinancing through a combination of senior, mezzanine and capital market debt and listed, unlisted and privately placed equity.

Investment securities - Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities - Equity securities are generally carried at their fair value. Fair value for equities that have a quoted market price (in an active market) is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique. This includes the use of recent arms-length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants to price similar instruments. In the event that the fair value of an unlisted security cannot be measured reliably, these investments are measured at cost.

Where the investment is held for long term strategic purposes, these investments are accounted for either as available for sale, with changes in fair value being recognised in equity, at fair value through profit and loss, or equity accounted for and recognised as a share in associates.

Other related matters

•      Fair value should not differ to the listed stock price. Should a listed stock price not be available, fair value is estimated using the valuation techniques referred to above. The book value of certain unlisted investments for which active markets do not exist are measured at cost because cost is considered to be a reasonable approximation of fair value.

•      The equity method of accounting is used for investments in Associates. Associates are entities in which the Group has significant influence, but not control, over the operating and financial policies.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

•      A VaR limit (in conjunction with structural limits) is used to manage traded equity. This limit is a sub-limit of the RISKCO approved VaR limit for Financial Markets trading activities. Equity trading activity is overseen by the independent Market Risk function applying the same controls used for monitoring other trading book activities in Financial Markets and Treasury; and

•      Equity risk exposures are reported in management reporting and annually to the Westpac Board Risk and Compliance Committee.

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Book value of equity exposures

	30 September	31 March	30 September
$m	2018	2018	2017
Listed equity exposures (publicly traded)	353	369	386
Unlisted equity exposures (privately traded)	217	311	293
Total book value of equity exposures	570	680	679

Gains/losses

	30 September	31 March	30 September
$m	2018	2018	2017
Cumulative realised gains (losses)	9	(2)	152

Total unrealised gains (losses) through profit & loss	(75)	-	110
Total unrealised gains (losses) through equity	-	(31)	(35)
Total latent revaluation gains (losses)	-	-	-

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Interest rate risk in the banking book (IRRBB)

Interest Rate Risk in the Banking Book (IRRBB) is the risk to interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

Approach

The banking book activities that give rise to market risk include lending activities, balance sheet funding and capital management. Interest rate risk, basis risk, currency risk and funding and liquidity risk are inherent in these activities. Treasury’s Asset & Liability Management (ALM) unit is responsible for managing market risk arising from Westpac’s banking book activity.

All material regions, business lines and legal entities are included in Westpac’s IRRBB framework.

Model accreditation has been granted by APRA for the use of an internal model for the determination of IRRBB regulatory capital. Under the model, regulatory capital is primarily derived from a VaR measure using 6 years of historical data with a scaled 1 year, 99th percentile, one-tailed confidence interval. A standardised calculation of credit spread risk is added to the VaR regulatory capital measure.

Asset and liability management

The ALM unit manages the structural interest rate mismatch associated with the transfer priced balance sheet, including the investment of Westpac’s capital to its agreed benchmark duration. A key risk management objective is to achieve reasonable stability of Net Interest Income (NII) over time. These activities are performed under the oversight of RISKCO and the Market Risk team.

Net Interest Income sensitivity

NII sensitivity is managed in terms of the net interest income-at-risk (NaR) modelled over a three year time horizon to a 99% confidence interval for movements in wholesale market interest rates. A simulation model is used to calculate Westpac’s potential NaR. The NII simulation framework combines the underlying statement of financial position data with assumptions about runoff and new business, expected repricing behaviour and changes in wholesale market interest rates. Simulations using a range of interest rate scenarios are used to provide a series of potential future NII outcomes. The interest rate scenarios modelled include those projected using historical market interest rate volatility as well as 100 and 200 basis point shifts up and down from current market yield curves. Additional stressed interest rate scenarios are also considered and modelled.

A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes. On and off-balance sheet instruments are then used to manage this interest rate risk.

NaR limit

The BRCC has approved a NaR limit. This limit is managed by the Group Treasurer and is expressed as a deviation from benchmark hedge levels over a one-year rolling time frame, to a 99% level of confidence. This limit is monitored by the Market Risk team.

VaR limit

The BRCC has also approved an interest rate VaR limit for ALM activities. This limit is managed by the Group Treasurer and monitored by the Market Risk team. Additionally, the BRCC and the Market Risk team set structural risk limits to prevent undue concentration of risk

Structural foreign exchange rate risk

Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac’s capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. The Australian dollar equivalent of offshore earnings and capital is subject to change as exchange rates fluctuate, which could introduce significant variability to Westpac’s reported financial results. ALCO provides oversight of the appropriateness of foreign exchange hedges on earnings and capital.

Risk reporting

Interest rate risk in the banking book risk measurement systems include front office product systems, which capture all treasury funding and derivative transactions; the transfer pricing system, which captures all retail and other business transactions; and non-traded Interest Rate Risk systems, which calculate amongst other things, ALM VaR and NaR.

Daily monitoring of market risk exposure against VaR and structural risk limits is conducted independently by the Market Risk team, with NaR monitored on a monthly basis. Management reports detailing structural positions and VaR are produced and distributed daily for use by dealers and management across all stakeholder groups. Quarterly reports are produced for the senior management market risk forums of RISKCO and BRCC to provide transparency of material market risks and issues.

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Interest rate risk in the banking book (IRRBB)

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac’s exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow, fair value and net investment hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 Financial Instruments: Recognition and Measurement and therefore are accounted for in the same way as derivatives held for trading.

The same controls used to monitor traded market risk allow for continuous monitoring by management.

Change in economic value of a sudden upward and downward movement in interest rates

30 September 2018	200bp parallel	200bp parallel
$m	increase	decrease
AUD	(104.5)	122.4
NZD	(28.5)	31.6
USD	20.7	(29.7)
Total	(112.3)	124.3

31 March 2018	200bp parallel	200bp parallel
$m	increase	decrease
AUD	(27.7)	51.4
NZD	(1.1)	0.5
USD	22.1	(31.7)
Total	(6.7)	20.2

30 September 2017	200bp parallel	200bp parallel
$m	increase	decrease
AUD	73.8	(38.8)
NZD	(22.8)	22.3
USD	6.2	(8.5)
Total	57.2	(25.0)

VaR results for non-traded interest rate risk1

	6 months ended	6 months ended	6 months ended
	30 September	31 March	30 September
$m	2018	2018	2017
High	30.8	57.0	57.3
Low	23.2	27.9	27.0
Average	28.4	36.5	36.1
Period end	23.2	29.0	57.3

Interest rate risk in the banking book regulatory capital and risk weighted assets

	30 September	31 March	30 September
$m	2018	2018	2017
Total capital required	1,039	1,030	888
Risk weighted assets	12,989	12,875	11,101

1 IRRBB VaR includes interest rate risk, credit spread risk in liquid assets and other basis risks as used for internal management purposes.

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Remuneration

Employees subject to the remuneration disclosure requirements under APS 330 Attachment G are:

●      Senior managers1: There are 29 employees identified by the Westpac Group Fit & Proper Policy as responsible persons. These employees are the most senior executives of Westpac and are also considered material risk takers. Their activities can materially affect a substantial part of Westpac or its financial standing, either directly or indirectly; and

●      Material risk takers: In addition to the senior managers, there are 10 employees who have been assessed as having the ability to affect the financial soundness of Westpac as an Authorised Deposit-taking Institution. These are employees who can influence Westpac’s capital and/or liquidity, influence insurance risk, take market risk positions, and/or approve large credit exposures or programs.

All employees are subject to the Westpac Group Remuneration Policy (the Policy) and Westpac’s reward governance framework.

Qualitative disclosures

Westpac Group Remuneration Policy

The objective of the Policy is to attract and retain talented employees, by rewarding them for achieving high performance and delivering superior long term results for our shareholders, while adhering to sound risk management and governance principles. The Policy applies to all legal entities, business units and employees of Westpac and its related bodies corporate2 (except temporary and casual employees).

The Policy is reviewed by the Board Remuneration Committee (BRC) on a regular basis. As a result of the BRC review in 2018, changes were made to reflect the Banking Executive Accountability Regime, to clarify entitlement to variable reward and to update references to related Group policies. The Policy was approved by the Westpac Board in May 2018.

Reward strategy and framework

Senior managers and material risk takers are rewarded based on a total reward framework which is designed to:

●      align remuneration with customer and shareholder interests;

●      support an appropriate risk culture and employee conduct;

●      differentiate pay for behaviour and performance in line with our strategy and vision;

●      provide market competitive and fair remuneration;

●      enable recruitment and retention of talented employees;

●      provide the ability to risk adjust remuneration; and

●      be simple, flexible and transparent.

For senior managers and material risk takers at or above the General Manager level, the total reward framework has three components: fixed remuneration, Short Term Variable Reward (STVR) and Long Term Variable Reward (LTVR), as outlined in the table below. The total reward framework is benchmarked against financial services competitors both in Australia and internationally, as relevant.

	Fixed remuneration	Variable reward
		STVR	LTVR

Purpose	Attract and retain employees.	Reward financial and non-financial performance in line with Westpac’s strategic priorities. The deferred component supports alignment with shareholders over the medium term.	Align executive accountability and remuneration with the interests of shareholders by rewarding the delivery of sustained Group performance.

Delivery	Fixed remuneration comprises cash salary, salary sacrificed items, and employer superannuation contributions.

STVR is awarded in cash and restricted shares[3] based on an assessment of performance over the preceding year. Performance is assessed against a balanced scorecard containing financial and non-financial measures tied to the Group’s strategic priorities. Restricted shares vest in equal portions subject to continued service and malus.

Maximum opportunity = 150% of target STVR (for employees on target based plans).

LTVR comprises:

●      for Group Executives, performance share rights which vest after four years subject to the achievement of Total Shareholder Return (TSR) and Return on Equity (ROE) performance hurdles, continued service and malus; and

●      for General Managers, restricted shares or share rights without performance hurdles, subject to continued service and malus.

[1]  The senior manager definition utilised in these disclosures reflects the APRA definition of “responsible person” under paragraph 57(a) of Prudential Standard CPS 510 Governance. The Westpac equivalent is the CEO, Group Executives and certain General Managers designated as responsible persons.

[2] This policy does not extend to any related bodies corporate which are separately listed on the Australian Securities Exchange.
[3] Deferred STVR is awarded in unhurdled share rights to employees outside Australia.

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Remuneration

Eligible employees may receive an annual award of Westpac ordinary shares up to the value of $1,000 under the Employee Share Plan. The Chief Executive Officer (CEO), senior managers and any other employees who received an equity award during the year, for example, as deferred STVR or LTVR, are not eligible to receive an Employee Share Plan award for that year.

The mix of fixed and variable reward varies across employees and groups of employees. Factors that can influence the mix include the role type, level of the employee, market benchmarks and performance.

Fixed remuneration

Fixed remuneration is aligned to the market and reviewed annually. It takes into account the size, responsibilities and complexity of the role, as well as the skills and experience of the employee.

Fixed remuneration comprises:

●      cash salary;

●      salary sacrificed items; and

●      superannuation or superannuation equivalent contributions for employees in Australia, New Zealand and some other countries in which we operate.

Variable reward

Variable reward is designed to:

●      encourage employee conduct aligned to customer interests;

●      support Westpac’s long term financial soundness and risk management framework;

●      align remuneration with prudent risk-taking and allow for adjustments to reflect the outcomes of business activities, the risks related to business activities (taking account of the cost of the associated capital, where relevant) and the time necessary for outcomes to be reliably measured;

●      allow for an adjustment by an amount that is proportionate to the failure of an Accountable Person1 to comply with their accountability obligations under the Banking Executive Accountability Regime; and

●      reflect Australian and international regulatory requirements.

There are two forms of variable reward:

Short Term Variable Reward

●      Employees must satisfy expected minimum requirements to be considered for STVR, including behaviour requirements in line with Westpac’s values and the Code of Conduct and risk and compliance requirements for the employee’s role and business unit. Additional requirements may apply based on the role and business unit.

●      Performance is measured against risk-adjusted financial and non-financial measures that support the Group’s strategy to determine the size of the award.

●      STVR is awarded in cash and, if allocations are above deferral thresholds, restricted shares or unhurdled share rights. Information on the deferral framework is set out in the table below.

Long Term Variable Reward

●      The CEO and Group Executives receive annual LTVR awards in the form of performance share rights which vest after four years subject to the achievement of performance hurdles, continued service and malus.

●      The CEO and Group Executives only receive value from their LTVR awards where vesting occurs. The two performance hurdles for the grants of performance share rights allocated in December 2017 are relative TSR and ROE.

●      A performance share right is not a Westpac share and does not attract the payment of dividends.

●      Senior managers and material risk takers at the General Manager level receive annual LTVR awards in the form of restricted shares under the Restricted Share Plan or unhurdled share rights under the Westpac Performance Plan.

The size of the award is set with reference to market benchmarks, individual performance over time, succession potential and key skills.

Deferral

All employees who receive an STVR award above a certain threshold have a portion of the award deferred. Deferral arrangements depend on the value of the award and the level and type of role. The table below sets out the variable reward deferral arrangements for senior managers and material risk takers.

1 As defined in the Banking Act 1959 excluding Non-executive Directors.

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Remuneration

Role Type	Deferral Arrangement[1]
CEO and Group Executives	● 50% of any STVR is deferred equally over two years
General Managers	● 40% of any STVR is deferred equally over two years
General Managers in Westpac Institutional Bank and Treasury	● 40% of any STVR is deferred equally over two years ● 50% deferral for portion of allocation above $500,000, vesting equally over two years
Westpac Institutional Bank and Treasury employees

●     25% deferral where STVR allocation is $150,000 or greater, vesting equally over three years

●     50% deferral for portion of allocation above $500,000, vesting equally over three years

●     70% deferral for portion of allocation above $2,000,000, vesting equally over three years

Other employees

●     25% deferral where STVR allocation is $150,000 or greater, vesting equally over two years

●     50% deferral for portion of allocation above $500,000, vesting equally over two years

●     70% deferral for portion of allocation above $2,000,000, vesting equally over two years

STVR deferral periods are set within the context of the market and the overall Group risk profile. The STVR deferral period for employees in Westpac Institutional Bank and Treasury is longer than the rest of the Group.

STVR is deferred into equity in the form of restricted Westpac ordinary shares (for Australian based employees) or Westpac share rights (for employees outside Australia).

By deferring a portion of the STVR as restricted equity, STVR awards are better aligned with the interests of shareholders as the ultimate value of the deferred portion is tied to the share price at the end of the restriction period.

The deferral framework provides the ability to reduce unvested STVR, including to zero, if having regard to circumstances or information which has come to light after the grant of the award, all or part of the initial award was not justified.

Remuneration governance

The Policy sets out the mandatory requirements reflected in the design and management of remuneration arrangements across Westpac.

The Policy supports Westpac’s vision by requiring the design and management of remuneration to align with stakeholder interests, support financial soundness and encourage prudent risk management.

The Policy is supported by an established governance structure, plans and frameworks that are designed to support remuneration decision making across the Group.

[1] Thresholds shown in dollars apply to Australia and New Zealand.

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Board

The role of the Board is to provide strategic guidance for the Group and have effective oversight of management. As part of this role, the Board has overall accountability for remuneration.

Without limiting its role, the Board approves (following recommendations from the BRC) performance outcomes and remuneration for the CEO, Group Executives and other persons whose activities in the Board’s opinion affect the financial soundness of the Group and any other person specified by the Australian Prudential Regulation Authority.

The Board has the discretion to withdraw, defer or adjust aggregate and individual variable reward.

The remuneration related responsibilities of the Board are set out in the Board Charter.

Board Remuneration Committee

The BRC assists the Board to fulfil its remuneration responsibilities to shareholders by monitoring the remuneration policies and practices of the Group, external remuneration practices, market expectations and regulatory requirements in Australia and globally.

The BRC’s purpose, responsibilities and duties are outlined in its Charter which is available on Westpac’s website. The Charter was last reviewed and amended in August 2018.

In carrying out its duties, the BRC accesses risk and financial control personnel and engages external advisors who are independent of management. The Chairman of the Risk & Compliance Committee is also a member of the BRC, and members of the BRC are all members of the Risk & Compliance Committee.

Members of the BRC are independent Non-executive Directors.

There were five BRC meetings during the financial year ended 30 September 2018 (FY18).

Committee fees for the BRC Chairman for FY18 were $63,800 per annum and for BRC members were $29,000 per annum.

Remuneration oversight committees	Independent remuneration consultants

The Board and the BRC receive support from internal groups and committees including the Group Remuneration Oversight Committee and business-specific remuneration oversight committees.

The governance structure below the BRC focuses on the appropriateness and consistency of remuneration arrangements within functions and divisions and across the Group.

In FY18, the Board retained Guerdon Associates as its independent consultant to provide specialist information on executive remuneration and other remuneration matters. The services were provided directly to the BRC independent of management. The Chairman of the BRC oversees the engagement and associated costs.

Work undertaken by Guerdon Associates during FY18 included the provision of information relating to the benchmarking of Non-executive Director, CEO and Group Executive remuneration. In FY18, no remuneration recommendations were made by Guerdon Associates, as prescribed under the Corporations Act.

Independence of risk and financial control employees

The Group follows a process of ‘two-up’ approval for all remuneration decisions. This means that remuneration is approved by the next most senior person above the employee’s manager.

This concept is also reflected in our requirement for the Board, based on recommendations from the BRC, to approve performance outcomes and remuneration for specified groups including the CEO and Group Executives and other persons whose activities in the Board’s opinion may affect the financial soundness of the Group and any other person specified by APRA.

To supplement the ‘two-up’ approval requirement, variable reward and scorecards for risk and financial control employees at the General Manager level must be reviewed for consistency and approved by the Chief Risk Officer, the Group Executive, Compliance, Legal & Secretariat1 or the Chief Financial Officer (as appropriate) to ensure independence is not compromised.

Variable reward and the structure of scorecards for risk and financial control employees below General Manager level must also be approved by the Risk/Compliance/Finance function General Managers (as appropriate). All remuneration outcomes of risk and financial control employees are subject to review and approval to ensure they are rewarded independently of the businesses they oversee.

Remuneration and risk

Westpac’s remuneration strategy, total reward framework, policies and practices reflect the sound risk management that is fundamental to the way the Group operates. Westpac integrates risk management into remuneration by designing and managing arrangements in a manner that encourages behaviour that supports our

1 On 1 October 2018, the Compliance team moved into the Risk function and the Chief Risk Officer became responsible for the review and approval of Compliance variable reward and scorecards.

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long term financial soundness and risk management framework.

The performance of the Group and each division is reviewed and measured with reference to how risk is managed and the results influence remuneration outcomes. The key risks that are taken into account when implementing remuneration measures include capital requirements, credit, market, equity and structured credit, liquidity, insurance, risk culture, reputation and sustainability, conduct, operational and compliance risk and financial crime.

The deferral framework provides consistency across the Group and enhances our remuneration framework from a risk management perspective. The deferral framework provides the Board with the ability to adjust all forms of unvested deferred variable reward downwards, including to zero, if having regard to circumstances or information which has come to light after the grant of the deferred equity or cash, all or part of the initial award was not justified.

Variable reward pool

Each year, the Board determines the size of the variable reward pool which funds variable reward outcomes across the Group. This is based on the Group’s performance for the year and an assessment of how profit should be shared among shareholders and employees while retaining sufficient capital for growth.

To determine the variable reward pool a range of financial and risk measures are used. The primary financial indicator used is economic profit, which measures cash earnings adjusted for a capital charge. A range of other metrics are also considered including cash earnings, return on equity, cash EPS and dividends. A broad range of risk measures (both financial and non-financial) are assessed and considered when determining the variable reward pool.

Scorecards

STVR awards are determined with reference to an assessment of performance against a balanced scorecard.

The Board and the BRC recognise that the scorecard approach may not always appropriately reflect overall performance of the Group.

For FY18, the balanced scorecard of the CEO, Group Executives and General Managers was split into two sections to support decision making and enhance disclosure in relation to the Board’s application of discretion when determining STVR outcomes.

●      Focus areas: This includes consideration of financial and non-financial measures aligned to Westpac’s key strategic priorities to support an initial scorecard result. In assessing outcomes for each focus area, a number of factors are taken into account. For example:

o      matters not known or not relevant at the beginning of the performance period which are relevant to the under or over performance of the employee over the performance period;

o      the degree of difficulty associated with achieving the targets that had been set in the scorecard (and the context of those targets);

o      whether the budgetary assumptions that were present when performance targets were set remain correct (and whether the financial environment is better or worse compared with those assumptions); and

o      comparisons with the performance of Westpac’s main competitors having regard to major shareholder and customer benchmarks as well as the composition and/or consistency of financial result performance.

●      Modifier: This includes consideration of significant matters not covered in the focus areas, including behaviour, risk and reputation measures, and people management matters, and any other matters determined by the Board, as a tool to support the adjustment of the overall scorecard result, upwards or downwards (including to nil).

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The table below sets out the focus areas of the Group balanced scorecard for FY18 which forms the CEO scorecard.

Category	Weighting	Examples of measures[1]
Economic performance Delivering long term returns for our shareholders through high quality and consistent financial results	40%	● Economic profit ● Core earnings growth
Risk management Ensuring we are and remain strong	10%	● Performance relative to Group Risk Appetite Statement
Balance sheet management Holding sufficient capital to remain strong, meet regulatory requirements and support growth	10%	● Capital management
Customer outcomes Helping our customers, communities and people to prosper and grow by delivering great customer outcomes, and by securing the Group’s future	15%	● Customer satisfaction ● Digitisation
Customer service transformation Creating superior customer experiences for each customer, every time	15%	● Service Revolution deliverables
People and culture Delivery of key people initiatives that drive further the Group’s change agenda	10%	● Workforce Revolution programme delivery

Westpac’s strategic priorities are cascaded from the CEO’s scorecard to the scorecards of senior managers and material risk takers in combination with other divisional or functional measures which support the Group’s strategic short and long term goals. Weightings and measures reflect individual roles.

Scorecard focus areas for senior managers and material risk takers are consistent with that of the CEOs:

●      Performance measures such as Group economic profit, divisional economic profit, divisional core earnings growth and divisional expense management accounted for 20% to 50% of senior managers’ scorecards.

●      Performance measures relating to the Group’s Risk Appetite Statement accounted for 10% to 20% of senior managers’ scorecards. The Risk Appetite Statement includes capital requirements, reputation, sustainability, conduct, credit, market, liquidity, operational and compliance risk. In addition, the CEO and each senior manager are assessed on specific risk measures that may influence any discretionary adjustment to the scorecard.

●      Scorecards for material risk takers at the General Manager level also include risk measures related to the Group’s Risk Appetite Statement, economic profit and compliance with weightings ranging from 30% to 55%.

●      Material risk takers below General Manager level have similar measures however there are no standardised percentage weightings for specific goals.

[1] Individual measures will differ for each senior manager.

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Quantitative Disclosures

For FY18, two senior managers received payments totalling $151,707 and $310,000 respectively reflecting annual incentives foregone from their previous employers on appointment to Westpac. Two other senior managers received termination payments of $1,471 and $43,527 respectively on their termination from Westpac. No senior manager or material risk taker received a guaranteed bonus in FY18.

Deferred remuneration

	30 September 2018				30 September 2017
$000	Total amount oustanding[1]	Paid out in financial year	Explicit reductions[2]	Implicit reductions[3]	Total amount oustanding[1]	Paid out in financial year	Explicit reductions[2]	Implicit reductions[3]
Senior managers	121,928	10,376	(14,061)	(18,530)	133,044	9,574	(10,620)	-
Material risk takers	14,943	5,920	(623)	(2,271)	18,298	5,427	(756)	-

`Total value of remuneration awards for the current financial year for senior managers and material risk takers4

	30 September 2018				30 September 2017
	Senior managers		Material risk takers		Senior managers		Material risk takers
$000	Unrestricted	Deferred	Unrestricted	Deferred	Unrestricted	Deferred	Unrestricted	Deferred
Fixed remuneration
- Cash based[5]	19,158	-	4,519	-	18,978	-	2,772	-
- Shares and share-linked instruments	-	-	-	-	-	-	-	-
- Other[6]	930	-	385	-	953	-	247	-
Variable remuneration[7]
- Cash based[8]	9,517	-	9,418	-	12,175	-	6,040	-
- Shares and share-linked instruments[9]	-	19,705	-	7,746	-	19,713	-	6,705
- Other	-	-	-	-	-	-	-	-

[1]     Value of unvested holdings at 30 September. All outstanding deferred remuneration is subject to either explicit or implicit adjustments.

[2]     The FY18 explicit adjustment reflects testing of the EPS and TSR hurdles on 1 October 2017. Explicit adjustments may also include malus, clawback or similar reversals or downward revaluations of awards.

[3]     Implicit adjustments include fluctuations in the value of shares or performance units during the year.

[4]     Prepared in accordance with APS330 Table 22A and accounting standard AASB 2, consistent with the process for the 2018 and 2017 Annual Report.

[5]     Cash based fixed remuneration is the total cost of salary, salary sacrificed benefits (including motor vehicles, parking, etc. and any associated fringe benefits tax) and an accrual for annual leave entitlements.

[6]     Other fixed remuneration relates to post-employment benefits. Senior managers and material risk takers are provided with insurance cover under the Westpac Group Plan at no cost. Superannuation benefits have been calculated consistent with AASB 119.

[7]     26 of 29 senior managers and all 10 material risk takers received variable reward in respect of FY18. 24 of 25 senior managers and all 7 material risk takers received variable reward in respect of FY17.

[8]     Cash based variable reward reflects annual cash performance awards accrued but not yet paid in respect of the year ended 30 September.

[9]      Shares and share-linked instruments are amortised over the vesting period and the amount shown is the amortisation relating to the reporting year, consistent with the relevant Annual Report.

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Pillar 3 report Appendix I | Regulatory capital reconciliation

Balance Sheet Reconciliation

30 September 2018 $m	Group Balance Sheet	Adjustment	Level 2 Regulatory Balance Sheet	Reconciliation Table Capital Disclosure Template

Assets
Cash and balances with central banks	26,431	(142)	26,289
Receivables due from other financial institutions	5,790	-	5,790
Due from subsidiaries	-	211	211
Derivative financial instruments	24,101	-	24,101
Trading securities	19,158	-	19,158
Investments in associates	115	-	115
Other financial assets designated at fair value	2,976	(263)	2,713
Available-for-sale-securities	61,119	(66)	61,053
Loans	709,690	-	709,690
Life insurance assets	9,450	(9,450)	-
Regulatory deposits with central banks overseas	1,355	-	1,355
Deferred tax assets	1,180	(11)	1,169	Table a
Goodwill and other intangible assets	11,763	(385)	11,378	Table b
Property, plant and equipment	1,329	-	1,329
Investments in life & general insurance, funds management & securitisation entities	-	1,567	1,567	Table c
Other assets	5,135	(407)	4,728
Total assets	879,592	(8,946)	870,646

Liabilities
Payables due to other financial institutions	18,137	-	18,137
Due to subsidiaries	-	1,030	1,030
Deposits and other borrowings	559,285	-	559,285
Other Financial Liabilities at fair value through income statement	4,297	-	4,297
Derivative financial instruments	24,407	-	24,407
Debt issues and acceptances	172,596	-	172,596
Current tax liabilities	296	(11)	285
Deferred tax liabilities	18	(18)	-	Table a
Life insurance liabilities	7,597	(7,597)	-
Provisions	1,928	(82)	1,846
Loan Capital	17,265	-	17,265	Table d and e
Other liabilities	9,193	(971)	8,222
Total liabilities	815,019	(7,649)	807,370

Equity
Ordinary share capital	36,054	-	36,054	Row 1
Treasury shares and RSP treasury shares	(493)	(14)	(507)	Table f
Reserves	1,077	(68)	1,009	Table g
Retained Profit	27,883	(1,218)	26,665	Row 2
Non-controlling interest	52	3	55
Total equity	64,573	(1,297)	63,276

Westpac Group September 2018 Pillar 3 report | 91

Pillar 3 report Appendix I | Regulatory capital reconciliation

$m	30 September 2018	Capital Disclosure Template Reference
Table a
Deferred Tax Assets
Total Deferred Tax Assets per level 2 Regulatory Balance Sheet	1,169
Deferred tax asset adjustment before applying prescribed thresholds	1,169	Row 26e
Less: Amounts below prescribed threshold - risk weighted	(1,169)	Row 75
Total per Capital Disclosure Template - Deferred Tax Asset	-	Row 21 / 25

$m	30 September 2018	Capital Disclosure Template Reference
Table b
Goodwill and other intangible assets
Total Goodwill and Intangibles Assets per level 2 Regulatory Balance Sheet	11,378
Less: Capitalised Software Disclosed Under Intangibles	(1,792)	Row 9
Total per Capital Disclosure Template - Goodwill	9,586	Row 8

$m	30 September 2018	Capital Disclosure Template Reference
Table c
Equity Investments
Significant Investment in financial entities	329
Equity Investments in non-consolidated subsidiaries	1,567
Total Significant Investment in financial entities	1,896	Row 73
Non-significant Investment in financial entities	180	Row 72
Total Investments in financial institutions	2,076	Row 26d
Investment in commercial entities	61	Row 26g
Total Equity Investments before applying prescribed threshold	2,137
Less: Amounts below prescribed threshold	(2,137)
Total per Capital Disclosure Template - Equity Investments	-	Row 18/ 19/ 23

$m	30 September 2018	Capital Disclosure Template Reference
Table d
Additional Tier 1 Capital
Total Loan Capital per Level 2 Regulatory Balance Sheet	17,265
Less: Tier 2 Capital Instruments Reported Below	(8,310)
Add: Capitalised Issue Costs for Additional Tier 1 Capital Instruments[1]	56
Less: Fair Value Adjustment[2]	133
Total per Capital Disclosure Template - Tier 1 Capital	9,144	Row 36

Additional Tier 1 Capital included in Regulatory Capital
Westpac Capital Notes	1,384
Westpac Capital Notes 2	1,311
Westpac Capital Notes 3	1,324
Westpac Capital Notes 4	1,702
Westpac Capital Notes 5	1,690
SEC Registered Capital Securities	1,733
Total Basel III complying instruments	9,144	Row 30
Total Basel III non complying instruments	-	Row 33
Total per Capital Disclosure Template - Additional Tier 1 Capital Instruments	9,144	Row 36

[1]  Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.

[2]  For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

92 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Appendix I | Regulatory capital reconciliation

$m	30 September 2018	Capital Disclosure Template Reference
Table e
Tier 2 Capital
Total Tier 2 Capital per Level 2 Regulatory Balance Sheet	8,310
Add: Capitalised Issue Costs for Tier 2 Capital Instruments[1]	3
Less: Fair Value Adjustment[2]	198
Less: Cumulative amortisation of Tier 2 Capital Instruments	-
Less: Basel III transitional adjustment	-	Row 56c
Provisions	54	Row 50 / 76
Total per Capital Disclosure Template - Tier 2	8,565	Row 51

Tier 2 Capital included in Regulatory Capital
AUD1,000 million Westpac Subordinated Notes	1,000
CNY1,250 million Westpac Subordinated Notes	252
AUD350 million Westpac Subordinated Notes	349
SGD325 million Westpac Subordinated Notes	329
USD100 million Westpac Subordinated Notes	139
AUD700 million Westpac Subordinated Notes	700
JPY20,000 million Westpac Subordinated Notes	244
JPY10,200 million Westpac Subordinated Notes	124
JPY10,000 million Westpac Subordinated Notes	122
AUD175 million Westpac Subordinated Notes	175
NZD400 million Westpac Subordinated Notes	366
USD1,500 million Westpac Subordinated Notes	2,070
JPY8,000 million Westpac Subordinated Notes	98
JPY13,500 million Westpac Subordinated Notes	165
JPY12,000 million Westpac Subordinated Notes	146
HKD 600 million Westpac Subordinated Notes	106
AUD350 million Westpac Subordinated Notes	350
AUD185 million Westpac Subordinated Notes	185
AUD250 million Westpac Subordinated Notes	250
AUD130 million Westpac Subordinated Notes	130
AUD725 million Westpac Subordinated Notes II	725
Total Basel III complying instruments	8,025	Row 46

USD352 million Perpetual Floating Rate Notes	486
Total Basel III non complying instruments	486
Less: Basel III transitional adjustment	-	Row 85
Total Basel III non complying instruments after transitional adjustment	486	Row 47
Provisions	54	Row 50 / 76
Total per Capital Disclosure Template - Tier 2 Capital Instruments	8,565	Row 51

$m	30 September 2018	Capital Disclosure Template Reference
Table f
Treasury Shares and RSP Teasury Shares
Total treasury shares per Level 2 Regulatory Balance Sheet	(507)
Less: Treasury Shares not included for Level 2 Regulatory Capital	-
Total per Capital Disclosure Template - Treasury Shares	(507)	Row 26a

$m	30 September 2018	Capital Disclosure Template Reference
Table g
Accumulated Other Comprehensive Income
Total reserves per Level 2 Regulatory Balance Sheet	1,009
Less: Share Based Payment Reserve not included within capital	(82)
Total per Capital Disclosure Template - Accumulated Other Comprehensive Income	927	Row 3

[1]  Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.

[2]  For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

Westpac Group September 2018 Pillar 3 report | 93

Pillar 3 report Appendix I | Regulatory capital reconciliation

The capital disclosure template below represents the post 1 January 2018 Basel III requirements. The Group is applying the Basel III regulatory adjustments in full as implemented by APRA.

$m		30 September 2018	Table Reference
	Common Equity Tier 1 capital: instruments and reserves
1	Directly issued qualifying ordinary shares (and equivalent for mutually-owned entities) capital	36,054
2	Retained earnings	26,665
3	Accumulated other comprehensive income (and other reserves)	927	Table g
4	Directly issued capital subject to phase out from CET1 (only applicable to mutually-owned companies)	-
5	Ordinary share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	55
6	Common Equity Tier 1 capital before regulatory adjustments	63,701
	Common Equity Tier 1 capital : regulatory adjustments
7	Prudential valuation adjustments	-
8	Goodwill (net of related tax liability)	(9,586)	Table b
9	Other intangibles other than mortgage servicing rights (net of related tax liability)	(1,792)	Table b
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability)	-
11	Cash-flow hedge reserve	125
12	Shortfall of provisions to expected losses	(1,312)
13	Securitisation gain on sale (as set out in paragraph 562 of Basel II framework)	-
14	Gains and losses due to changes in own credit risk on fair valued liabilities	(68)
15	Defined benefit superannuation fund net assets	(78)
16	Investments in own shares (if not already netted off paid-in capital on reported balance sheet)	-
17	Reciprocal cross-holdings in common equity	-
18	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	Table c
19	Significant investments in the ordinary shares of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions (amount above 10% threshold)	-	Table c
20	Mortgage service rights (amount above 10% threshold)	-
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability)	-	Table a
22	Amount exceeding the 15% threshold	-
23	of which: significant investments in the ordinary shares of financial entities	-	Table c
24	of which: mortgage servicing rights	-
25	of which: deferred tax assets arising from temporary differences	-	Table a
26	National specific regulatory adjustments (sum of rows 26a, 26b, 26c, 26d, 26e, 26f, 26g, 26h, 26i and 26j)	(5,752)
26a	of which: treasury shares	(507)	Table f
26b	of which: offset to dividends declared under a dividend reinvestment plan (DRP), to the extent that the dividends are used to purchase new ordinary shares issued by the ADI	-
26c	of which: deferred fee income	258
26d	of which: equity investments in financial institutions not reported in rows 18, 19 and 23	(2,076)	Table c
26e	of which: deferred tax assets not reported in rows 10, 21 and 25	(1,169)	Table a
26f	of which: capitalised expenses	(1,838)
26g	of which: investments in commercial (non-financial) entities that are deducted under APRA prudential requirements	(61)	Table c
26h	of which: covered bonds in excess of asset cover in pools	-
26i	of which: undercapitalisation of a non-consolidated subsidiary	-
26j	of which: other national specific regulatory adjustments not reported in rows 26a to 26i	(359)
27	Regulatory adjustments applied to Common Equity Tier 1 due to insufficient Additional Tier 1 and Tier 2 to cover deductions	-
28	Total regulatory adjustments to Common Equity Tier 1	(18,462)
29	Common Equity Tier 1 Capital (CET1)	45,239

94 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Appendix I | Regulatory capital reconciliation

$m		30 September 2018	Table Reference
	Additional Tier 1 Capital: instruments
30	Directly issued qualifying Additional Tier 1 instruments	9,144	Table d
31	of which: classified as equity under applicable accounting standards	-
32	of which: classified as liabilities under applicable accounting standards	9,144	Table d
33	Directly issued capital instruments subject to phase out from Additional Tier 1	-	Table d
34	Additional Tier 1 instruments (and CET1 instruments not included in row 5) issued by subsidiaries and held by third parties (amount allowed in group AT1)	-
35	of which: instruments issued by subsidiaries subject to phase out	-
36	Additional Tier 1 Capital before regulatory adjustments	9,144	Table d
	Additional Tier 1 Capital: regulatory adjustments
37	Investments in own Additional Tier 1 instruments	-
38	Reciprocal cross-holdings in Additional Tier 1 instruments	-
39	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
40	Significant investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation (net of eligible short positions)	-
41	National specific regulatory adjustments (sum of rows 41a, 41b and 41c)	-
41a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
41b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidations not reported in rows 39 and 40	-
41c	of which: other national specific regulatory adjustments not reported in rows 41a and 41b	-
42	Regulatory adjustments applied to Additional Tier 1 due to insufficient Tier 2 to cover deductions	-
43	Total regulatory adjustments to Additional Tier 1 capital	-
44	Additional Tier 1 capital (AT1)	9,144	Table d
45	Tier 1 Capital (T1=CET1+AT1)	54,383
	Tier 2 Capital: instruments and provisions
46	Directly issued qualifying Tier 2 instruments	8,025	Table e
47	Directly issued capital instruments subject to phase out from Tier 2	486	Table e
48	Tier 2 instruments (and CET1 and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties (amount allowed in group T2)	-
49	of which: instruments issued by subsidiaries subject to phase out	-
50	Provisions	54	Table e
51	Tier 2 Capital before regulatory adjustments	8,565	Table e
	Tier 2 Capital: regulatory adjustments
52	Investments in own Tier 2 instruments	(50)
53	Reciprocal cross-holdings in Tier 2 instruments	-
54	Investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
55	Significant investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	(140)
56	National specific regulatory adjustments (sum of rows 56a, 56b and 56c)	(43)
56a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
56b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidation not reported in rows 54 and 55	(43)
56c	of which: other national specific regulatory adjustments not reported in rows 56a and 56b	-
57	Total regulatory adjustments to Tier 2 capital	(233)
58	Tier 2 capital (T2)	8,332
59	Total capital (TC=T1+T2)	62,715
60	Total risk-weighted assets based on APRA standards	425,384

Westpac Group September 2018 Pillar 3 report | 95

Pillar 3 report Appendix I | Regulatory capital reconciliation

$m		30 September 2018	Table Reference
	Capital ratios and buffers
61	Common Equity Tier 1 (as a percentage of risk-weighted assets)	10.6%
62	Tier 1 (as a percentage of risk-weighted assets)	12.8%
63	Total capital (as a percentage of risk-weighted assets)	14.7%
64	Buffer requirement (minimum CET1 requirement of 4.5% plus capital conservation buffer of 2.5% plus any countercyclical buffer requirements expressed as a percentage of risk-weighted assets)[1]	8.0%
65	of which: capital conservation buffer requirement[1]	3.5%
66	of which: ADI-specific countercyclical buffer requirements	0.0%
67	of which: G-SIB buffer requirement (not applicable)	NA
68	Common Equity Tier 1 available to meet buffers (as a percentage of risk-weighted assets)	10.6%
	National minima (if different from Basel III)
69	National Common Equity Tier 1 minimum ratio (if different from Basel III minimum)	4.5%
70	National Tier 1 minimum ratio (if different from Basel III minimum)	6.0%
71	National total capital minimum ratio (if different from Basel III minimum)	8.0%
	Amount below thresholds for deductions (not risk-weighted)
72	Non-significant investments in the capital of other financial entities	180	Table c
73	Significant investments in the ordinary shares of financial entities	1,896	Table c
74	Mortgage servicing rights (net of related tax liability)	-
75	Deferred tax assets arising from temporary differences (net of related tax liability)	1,169	Table a
	Applicable caps on the inclusion of provisions in Tier 2
76	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardised approach (prior to application of cap)	54	Table e
77	Cap on inclusion of provisions in Tier 2 under standardised approach	217
78	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to application of cap)	-
79	Cap for inclusion of provisions in Tier 2 under internal ratings-based approach	2,037
	Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2018 and 1 Jan 2022)
80	Current cap on CET1 instruments subject to phase out arrangements	NA
81	Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities	NA
82	Current cap on AT1 instruments subject to phase out arrangements	2,229
83	Amount excluded from AT1 instruments due to cap (excess over cap after redemptions and maturities)	-
84	Current cap on T2 instruments subject to phase out arrangements	2,274
85	Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)	-	Table e

Countercyclical buffer

The table below details Westpac’s countercyclical buffer requirement.

30 September 2018 $m	Exposure at default	Risk Weighted Assets[2]	Jurisdictional buffer	ADI-specific buffer
Hong Kong	4,216	1,686	1.875%	0.00868%
Norway	7	14	2.000%	0.00008%
Sweden	5	8	2.000%	0.00005%
United Kingdom	7,754	2,407	0.500%	0.00331%
Other	1,009,945	359,898	0.000%	0.00000%
Total	1,021,926	364,013		0.01211%

Total Risk Weighted Asset				425,384
Countercyclical capital buffer				52

1 Includes 1% Domestic Systemically Important Bank (D-SIB) requirement.

2 Represents total private sector (excludes Banks and Sovereigns) credit and specific market risk weighted assets.

96 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Appendix II | Entities included in regulatory consolidation

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI’s ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy at Level 1:

Westpac Banking Corporation	Westpac Americas Inc.
1925 (Commercial) Pty Limited	Westpac Capital-NZ-Limited
1925 (Industrial) Pty Limited	Westpac Debt Securities Pty Limited
Belliston Pty Limited	Westpac Direct Equity Investments Pty Limited
Bill Acceptance Corporation Pty Limited	Westpac Equity Investments NZ Limited
Capital Finance Australia Limited	Westpac Finance (HK) Limited
CBA Limited	Westpac Financial Holdings Pty Limited
Challenge Limited	Westpac Group Investment-NZ-Limited
Mortgage Management Pty Limited	Westpac Holdings-NZ-Limited
Partnership Pacific Pty Limited	Westpac Investment Capital Corporation
Partnership Pacific Securities Pty Limited	Westpac Investment Vehicle No.2 Pty Limited
Pashley Investments Pty Limited	Westpac Investment Vehicle Pty Limited
Sallmoor Pty Limited	Westpac Leasing Nominees-Vic.-Pty Limited
Sixty Martin Place (Holdings) Pty Limited	Westpac New Zealand Group Limited
St.George Business Finance Pty Limited	Westpac Overseas Holdings No. 2 Pty Limited
St.George Custodial Pty Limited	Westpac Overseas Holdings Pty Limited
St.George Equity Finance Limited	Westpac Properties Limited
St.George Finance Holdings Limited	Westpac Securitisation Holdings Pty Limited
St.George Security Holdings Pty Limited	Westpac Structured Products Limited
Value Nominees Pty Limited	Westpac TPS Trust
Westpac Administration 2 Pty Limited	Westpac Unit Trust
Westpac Administration Pty Limited	Westpac USA Inc.

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited	Capital Finance (NZ) Limited
Altitude Administration Pty Limited	Capital Finance New Zealand Limited
Altitude Rewards Pty Limited	Capital Fleetlease Limited
Aotearoa Financial Services Limited	Capital Motor Finance Limited
Ascalon Funds Seed Pool Trust	Capital Rent Group Limited
BT (Queensland) Pty Limited	Crusade ABS Series 2015-1 Trust
BT Australia Pty Limited	Crusade ABS Series 2016-1 Trust
BT Financial Group (NZ) Limited	Crusade ABS Series 2017-1 Trust
BT Financial Group Pty Limited	Crusade ABS Series 2017-1P Trust
BT Securities Limited	Crusade ABS Series 2018-1P Trust
Capital Corporate Finance Limited	Crusade Management Limited

Westpac Group September 2018 Pillar 3 report | 97

Pillar 3 report Appendix II | Entities included in regulatory consolidation

Level 2 Entities (Continued)

Crusade Trust No.2P of 2008	Westpac Administration 3 Pty Limited
Danaby Pty Limited	Westpac Administration 4 Pty Limited
General Credits Pty Limited	Westpac Altitude Rewards Trust
Hastings Management Pty Limited	Westpac Asian Lending Pty Limited
Net Nominees Limited	Westpac Bank-PNG-Limited
Number 120 Limited	Westpac Capital Markets Holding Corp.
Oniston Pty Limited	Westpac Capital Markets LLC
Pendal Short Term Income Fund	Westpac Cash PIE Fund
Qvalent Pty Limited	Westpac Covered Bond Trust
RAMS Financial Group Pty Limited	Westpac Equity Holdings Pty Limited
RMS Warehouse Trust 2007-1	Westpac Europe Limited
Seed Pool Trust No. 2	Westpac Financial Consultants Limited
Series 2008-1M WST Trust	Westpac Financial Services Group Limited
Series 2009-1 WST Trust	Westpac Financial Services Group-NZ-Limited
Series 2011-1 WST Trust	Westpac Global Capital Markets Pty Limited
Series 2011-2 WST Trust	Westpac Investment Vehicle No.3 Pty Limited
Series 2011-3 WST Trust	Westpac New Zealand Limited
Series 2012-1 WST Trust	Westpac Notice Saver PIE Fund
Series 2013-1 WST Trust	Westpac NZ Covered Bond Holdings Limited
Series 2013-2 WST Trust	Westpac NZ Covered Bond Limited
Series 2014-1 WST Trust	Westpac NZ Operations Limited
Series 2014-2 WST Trust	Westpac NZ Securitisation Holdings Limited
Series 2015-1 WST Trust	Westpac NZ Securitisation Limited
SIE-LEASE (Australia) Limited	Westpac NZ Securitisation No.2 Limited
SIE-LEASE (New Zealand) Pty Limited	Westpac Securities Limited
St.George Commercial Credit Corporation Limited	Westpac Securities NZ Limited
St.George Finance Limited	Westpac Securitisation Management Pty Limited
St.George Motor Finance Limited	Westpac Singapore Limited
The Home Mortgage Company Limited	Westpac Syndications Management Pty Limited
W2 Investments Pty Limited	Westpac Term PIE Fund
Westpac (NZ) Investments Limited

98 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Appendix II | Entities included in regulatory consolidation

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

Advance Asset Management Limited	Reinventure Special Purpose Investment Unit Trust
Ascalon Capital Managers (Asia) Limited	Securitor Financial Group Limited
Ascalon Capital Managers Limited	St.George Life Limited
Asgard Capital Management Limited	Sydney Capital Corporation Inc.
Asgard Wealth Solutions Limited	Waratah Receivables Corporation Pty Limited
BT Funds Management (NZ) Limited	Waratah Securities Australia Limited
BT Funds Management Limited	Westpac Custodian Nominees Pty Limited
BT Funds Management No.2 Limited	Westpac Databank Pty Limited
BT Portfolio Services Limited	Westpac Financial Services Limited
BT Private Nominees Pty Limited	Westpac General Insurance Limited
eQR Securities Pty Limited	Westpac General Insurance Services Limited
Hastings Funds Management Limited	Westpac Lenders Mortgage Insurance Limited
Hastings Investment Management Pty Ltd	Westpac Life Insurance Services Limited
Infrastructure Research and Advisory Services Private Limited	Westpac Life-NZ-Limited
Magnitude Group Pty Limited	Westpac New Zealand Staff Superannuation Scheme Trustee Limited
Pendal Long Term Income Fund	Westpac Nominees-NZ-Limited
Planwise AU Pty Ltd	Westpac RE Limited
Reinventure Fund I.L.P.	Westpac Securities Administration Limited
Reinventure Fund II I.L.P	Westpac Superannuation Nominees-NZ-Limited
Reinventure Fund III I.L.P

Westpac Group September 2018 Pillar 3 report | 99

Pillar 3 report Appendix III | Level 3 entities’ assets and liabilities

The following legal entities are excluded from the regulatory scope of consolidation.

The total assets and liabilities should not be aggregated because some of the entities are holding companies for other entities in the table shown below.

30 September 2018		Liabilities
$m	Total Assets	(excluding equity)
a) Securitisation
Sydney Capital Corporation Inc.	-	-
Waratah Receivables Corporation Pty Limited	-	(1)
Waratah Securities Australia Limited	-	-

b) Insurance, funds management and other
Advance Asset Management Limited	66	35
Ascalon Capital Managers (Asia) Limited	27	-
Ascalon Capital Managers Limited	44	2
Asgard Capital Management Limited	43	9
Asgard Wealth Solutions Limited	27	7
BT Funds Management (NZ) Limited	77	19
BT Funds Management Limited	320	262
BT Funds Management No.2 Limited	12	2
BT Portfolio Services Limited	77	18
BT Private Nominees Pty Limited	4	1
eQR Securities Pty. Limited	-	-
Hastings Funds Management Limited	15	-
Hastings Investment Management Pty Ltd	-	-
Infrastructure Research and Advisory Services Private Limited	-	-
Magnitude Group Pty Limited	15	11
Pendal Long Term Income Fund	457	457
Planwise AU Pty Ltd	15	1
Reinventure Fund II I.L.P	24	-
Reinventure Fund III I.L.P	3	-
Reinventure Fund, I.L.P.	60	-
Reinventure Special Purpose Investment Unit Trust	3	-
Securitor Financial Group Limited	14	10
St.George Life Limited	16	-
Westpac Custodian Nominees Pty Limited	-	-
Westpac Databank Pty Limited	-	-
Westpac Financial Services Limited	9	2
Westpac General Insurance Limited	727	572
Westpac General Insurance Services Limited	62	6
Westpac Lenders Mortgage Insurance Limited	1,047	743
Westpac Life Insurance Services Limited	9,555	8,057
Westpac Life-NZ-Limited	201	(17)
Westpac New Zealand Staff Superannuation Scheme Trustee Limited	-	-
Westpac Nominees-NZ-Limited	4	-
Westpac RE Limited	9	2
Westpac Securities Administration Limited	13	6
Westpac Superannuation Nominees-NZ-Limited	-	-

100 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Appendix IV | Regulatory expected loss

Capital deduction for regulatory expected loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated.

	30 September	31 March	30 September
$m	2018	2018	2017
Provisions associated with eligible portfolios
Total provisions for impairment charges	3,053	3,165	3,119
plus general reserve for credit losses adjustment	356	339	332
plus provisions associated with partial write-offs	101	82	148
less ineligible provisions[1]	(80)	(79)	(74)
Total eligible provisions	3,430	3,507	3,525
Regulatory expected downturn loss	4,742	4,699	4,386
Shortfall in eligible provisions compared to regulatory expected downturn loss	(1,312)	1,192	861
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[2]	(1,312)	(1,192)	(861)

[1]  Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

[2]  Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures. As at 30 September 2018, there was no excess of eligible provisions compared to regulatory expected loss for defaulted exposures (31 March 2018: nil).

Westpac Group September 2018 Pillar 3 report | 101

Pillar 3 report Appendix V | APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements given by Attachments A, C, D and E of APS330 to the quantitative disclosures made in this report. The continuous reporting requirements for capital instruments under Attachment B are satisfied separately and can be found on the regulatory disclosures section on the Westpac website

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

●     Capital instruments under Attachment B of APS330; and

●     The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

APS330 reference		Westpac disclosure	Page
General Requirements
Paragraph 12	(a) (c) to (d)	Balance Sheet Reconciliation	88
Paragraph 13		Level 3 entities’ assets and liabilities	97
Paragraph 49		Summary leverage ratio	19

Attachment A:
Table 1: Capital disclosure template		Capital disclosure template	91

Attachment C:
Table 3: Capital adequacy	(a) to (e)	Capital requirements	17
	(f)	Westpac’s capital adequacy ratios	16
		Capital adequacy ratios of major subsidiary banks	16

Table 4: Credit risk	(a)	Exposure at Default by major type	29
	(b)	Impaired and past due loans by portfolio	36
	(c)	General reserve for credit losses	28

Table 5: Securitisation exposures	(a)	Banking book summary of securitisation activity by asset type	64
	(b)	Banking book summary of on and off-balance sheet securitisation by exposure type	65
		Trading book summary of on and off-balance sheet securitisation by exposure type	68

Attachment D:
Table 6: Capital adequacy	(b) to (f)	Capital requirements	17
	(g)	Westpac’s capital adequacy ratios	16
		Capital adequacy ratios of major subsidiary banks	16
Table 7: Credit risk - general disclosures	(b)	Exposure at Default by major type	29
	(c)	Exposure at Default by geography	34
	(d)	Exposure at Default by industry classification	31
	(e)	Exposure at Default by residual contractual maturity	35
	(f)	Impaired and past due loans by industry classification	37
	(g)	Impaired and past due loans by geography	38
	(h)	Movement in provisions for impairment charges	39
	(h)	Loan impairment provisions	28
	(i)	Exposure at Default by measurement method	30
	(j)	General reserve for credit losses	28
Table 8: Credit risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches (formerly Table 5)	(b)	Portfolios subject to the standardised approach	40
		Property finance	41
		Project finance	42

[1] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

102 | Westpac Group September 2018 Pillar 3 report

Pillar 3 report Appendix V | APS330 quantitative requirements

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Pillar 3 report Appendix V | APS330 quantitative requirements

APS330 reference		Westpac disclosure	Page
Table 13: Market risk - disclosures for ADIs using the standard method	(b)	Market Risk regulatory capital and risk weighted assets	71
Table 14: Market risk - disclosures for ADIs using the IMA for trading portfolios	(d)	VaR and Stressed VaR by risk type	72
Table 16: Equities - disclosures for banking book positions	(b) to (c)	Book value of listed equity exposures by industry classification / Book value of unlisted equity exposures by industry classification	81
	(d) to (e)	Gains/losses	81
	(f)	Capital requirement[1]	NA
Table 17: Interest rate risk in the banking book	(b)	Change in economic value of sudden upward and downward movement in interest rates	83
	(b)	Capital requirement	83

Attachment E
Table 18: Leverage ratio disclosure template		Leverage ratio disclosure	19
Table 19: Summary comparison of accounting assets vs leverage ratio exposure measure		Summary comparison of accounting assets vs leverage ratio exposure measure	20

Attachment F
Table 20: Liquidity Coverage Ratio disclosure template		Liquidity Coverage Ratio disclosure	75
Table 21: Net Stable Funding Ratio template		Net Stable Funding Ratio disclosure	76

Attachment G2
Table 21: Remuneration disclosure requirements	(g)	Governance structure	87
	(h)	Quantitative Disclosures	89
	(i)	Deferred remuneration	89
	(j) to (k)	Total value of remuneration awards for the current financial year for senior managers and material risk takers	86

[1] Equity exposures are not risk weighted at Level 2. [2] Remuneration disclosure is an annual reporting requirement under APS330.

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Pillar 3 report Glossary

Term	Description
Actual losses	Represent direct write-offs and write-offs from provisions after adjusting for recoveries.
Additional Tier 1 capital

Comprises high quality components of capital that provide a permanent and unrestricted commitment of funds that are freely available to absorb losses but rank behind claims of depositors and other more senior creditors. They also provide for fully discretionary capital distributions.

Alternate Liquid Assets (ALA)	Assets that qualify for inclusion in the numerator of the LCR in jurisdictions where there is insufficient supply of HQLA.
Advanced measurement approach (AMA)	The capital requirement using the AMA is based on a bank’s internal operational risk systems, which must both measure and manage operational risk.
Assets intended to be securitised	Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
Australian accounting standards (AAS)	A set of Australian reporting standards and interpretations issued by the Australian Accounting Standards Board.
Australian and New Zealand standard industrial classification (ANZSIC)	A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses.
Authorised deposit-taking institution (ADI)	ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia.
Banking book	The banking book includes all securities that are not actively traded by Westpac.
Cash EPS compound annual growth rate (CAGR)	An internal measure used to assess performance by measuring growth in cash earnings per share over a three year performance period.
Committed Liquidity Facility (CLF)	Facility established with the RBA to cover the shortfall in Australian dollars between the ADI’s holding of HQLA and net cash outflows. The CLF is an ALA for the Group’s LCR calculation.
Common equity Tier 1 (CET1) capital	The highest form of capital. The key components of common equity are shares, retained earnings and undistributed current year earnings.
Credit valuation adjustment (CVA) risk	Refer to mark-to-market related credit risk.
Default

A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place:

●     the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and

●     the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings.

Double default rules

Double default applies to exposures where a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default. In this instance, capital can be reduced.

Exposure at default (EAD)	EAD represents an estimate of the amount of committed exposure expected to be drawn by the customer at the time of default.
Extended licensed entity (ELE)	An Extended Licensed Entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity.
External credit assessment institution (ECAI)

ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions’ rated credit exposures (including securitisation exposures).

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Pillar 3 report Glossary

External Rating Based Approach (ERBA)	Under the ERBA, APRA provides risk-weights that are matched to external credit ratings and takes into account tranche maturity and tranche thickness.
Facilities 90 days or more past due date not impaired

Includes facilities where:

●     contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days (including accounts for customers who have been granted hardship assistance); or

●     an order has been sought for the customer’s bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and

●     the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

Geography	Geographic segmentation of exposures is based on the location of the office in which these items were booked.
High-quality liquid assets (HQLA)	Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR.
Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

●     facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

●     non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans;

●     restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

●     other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

●     any other assets where the full collection of interest and principal is in doubt.

Industry

Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down.

Interest rate risk in the banking book (IRRBB)	The risk to current and future year interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

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Pillar 3 report Glossary

Internal ratings-based approach (IRB & Advanced IRB)

These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of credit risk capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters – Probability of Default, Loss Given Default and Exposure at Default.

Leverage ratio

The leverage ratio is defined by APRA as Tier 1 capital divided by the “Exposure measure” and is expressed as a percentage. “Exposure measure” includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures.

Liquidity coverage ratio (LCR)

An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%. LCR is calculated as the percentage ratio of stock of HQLA, CLF and qualifying Reserve Bank of New Zealand securities over the total net cash out flows in a modelled 30 day defined stressed scenario.

Loss given default (LGD)

The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure.

Maturity	The maturity date used is drawn from the contractual maturity date of the customer loans.
Mark-to-market related credit risk	The risk of mark-to-market losses related to deterioration in the credit quality of a derivative counterparty also referred to as credit valuation adjustment (CVA) risk.
Monte Carlo simulation	A method of random sampling to achieve numerical solutions to mathematical problems.
Net cash outflows	Total expected cash outflows minus total expected cash inflows in the specified LCR stress scenario calculated in accordance with APRA’s liquidity standard.
Net interest income at risk (NaR)	BRCC-approved limit expressed as a deviation from the benchmark hedge level over a 1-year time frame, at a 99% confidence level.
Net Stable Funding Ratio (NSFR)

The NSFR is defined as the ratio of the amount of available stable funding (ASF) to the amount of required stable funding (RSF) defined by APRA. The amount of ASF is the portion of an ADI’s capital and liabilities expected to be a reliable source of funds over a one year time horizon. The amount of RSF is a function of the liquidity characteristics and residual maturities of an ADI’s assets and off-balance sheet activities. ADI’s must maintain an NSFR of at least 100%.

Off-balance sheet exposure

Credit exposures arising from facilities that are not recorded on Westpac’s balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac’s derivative products are included in off-balance sheet exposure.

On balance sheet exposure	Credit exposures arising from facilities that are recorded on Westpac’s balance sheet (under accounting methodology).
Potential future credit exposure (PFCE)	The PFCE for each transaction is calculated by multiplying the effective notional principal amount by a credit conversion factor specified in APS112.
Probability of default (PD)	Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year.

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Pillar 3 report Glossary

Resecuritisation

A resecuritisation exposure is a securitisation exposure in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is a securitisation exposure. In addition, an exposure to one or more resecuritisation exposures is a resecuritisation exposure;

Risk weighted assets (RWA)

Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default.  In the case of non-asset backed risks (i.e. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5.

Securitisation purchased	The purchase of third party securitisation exposure, for example residential mortgage backed securities.
Securitisation retained	Securitisation exposures arising through Westpac originated assets or generated by Westpac third party securitisation activity.
Securities financing transactions (SFT)

APRA defines SFTs as “transactions such as repurchase agreements, reverse repurchase agreements, and security lending and borrowing, and margin lending transactions, where the value of the transactions depends on the market valuation of securities and the transactions are typically subject to margin agreements.”

Sponsor

An ADI would generally be considered a sponsor if it, in fact or substance, manages or advises the securitisation program, places securities into the market, or provide liquidity and/or credit enhancements.

Standard model	The standard model for Market risk applies supervisory risk weights to trading positions.
Stressed VaR (SVaR)	Stressed VaR uses the approved VaR model but applies a period of significant market stress. Market risk capital is estimated by adding Stressed VaR to regular VaR.
Substitution approach

Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD.

Supervisory Formula Approach (SFA)

The SFA applicable to unrated exposures dynamically looks at the type and performance of underlying asset pools funded by the securitisation exposure as well as the structural features of the transaction to determine capital requirements

Tier 2 capital	Includes other capital elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a gone concern capital.

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Pillar 3 report Glossary

Trading book

Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Treasury are responsible for managing market risk arising from Westpac’s trading activity.

Value at risk (VaR)

VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end.

	$30 September 2018	31 March 2018	30 September 2017
USD	0.7218	0.7670	0.7844
GBP	0.5520	0.5445	0.5846
NZD	1.0919	1.0650	1.0867
EUR	0.6206	0.6220	0.6656

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Pillar 3 report Disclosure regarding forward-looking statements

This report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

●     the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

●     regulatory investigations, and other actions, inquiries, litigation, fines, penalties, restrictions or other regulator imposed conditions, including as a result of our actual or alleged failure to comply with laws (such as financial crime laws), regulations or regulatory policy;

●     internal and external events which may adversely impact Westpac’s reputation;

●     information security breaches, including cyberattacks;

●     reliability and security of Westpac’s technology and risks associated with changes to technology systems;

●     the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

●     market volatility, including uncertain conditions in funding, equity and asset markets;

●     adverse asset, credit or capital market conditions;

●     an increase in defaults in credit exposures because of a deterioration in economic conditions;

●     the conduct, behaviour or practices of Westpac or its staff;

●     changes to Westpac’s credit ratings or to the methodology used by credit rating agencies;

●     levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

●     market liquidity and investor confidence;

●     changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share, margins and fees, and control expenses;

●     the effects of competition, including from established providers of financial services and from non-financial service entities in the geographic and business areas in which Westpac conducts its operations;

●     the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

●     the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees;

●     the incidence or severity of Westpac insured events;

●     the occurrence of environmental change (including as a result of climate change) or external events in countries in which Westpac or its customers or counterparties conduct their operations;

●     changes to the value of Westpac’s intangible assets;

●     changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

●     the success of strategic decisions involving diversification or innovation, in addition to business expansion activity, business acquisitions and the integration of new businesses; and

●     various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac refer to ‘Risk factors’ in Westpac’s 2018 Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

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